Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BEARING RESOURCES LTD.,

LI ACQUISITION CORPORATION

AND

Li3 ENERGY, INC.

Dated as of January 27, 2017

TABLE OF CONTENTS

Article 1 Transactions and Terms of Merger		2
1.1	Merger	2
1.2	Time and Place of Closing	2
1.3	Effective Time	2
1.4	Charter and Bylaws	2
1.5	Directors and Officers	3
1.6	Conversion of Shares	3
1.7	Anti-Dilution Provisions	4
1.8	Warrants, Stock Options and Restricted Stock Units	4
1.9	Exchange Procedures	6
1.10	Rights of Former Company Shareholders	7
1.11	Tax Consequences	8

Article 2 Representations and Warranties of the Company		8
2.1	Authority Relative to this Agreement	8
2.2	Organization and Qualification; Subsidiaries	8
2.3	No Material Change	8
2.4	No Violations	9
2.5	Consents	9
2.6	Capitalization	10
2.7	Ownership of Subsidiaries	11
2.8	Company SEC Documents; Financial Statements	11
2.9	Books and Records	13
2.10	Minute Books	13
2.11	No Undisclosed Liabilities	13
2.12	Taxes	13
2.13	Litigation	14
2.14	Material Contracts	15
2.15	Permits	15
2.16	Expropriation	15
2.17	Rights of Other Persons	15
2.18	Environmental Matters	16
2.19	Intellectual Property	16
2.20	Status of the Company Mineral Properties	17

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2.21	Compliance with Laws	17
2.22	Employment Matters	17
2.23	Related Party Transactions	18
2.24	Registration Rights	19
2.25	Brokers	19
2.26	Insurance	19
2.27	No Cease Trade	19
2.28	Securities Laws	19
2.29	Certain Business Practices	19
2.30	Employee Benefits Plans	19
2.31	Anti-Takeover Provisions	20
2.32	No Other Representations and Warranties	20
2.33	Survival of Representations and Warranties	20

Article 3 Representations and Warranties of Bearing and Sub		20
3.1	Authority Relative to this Agreement	20
3.2	Organization and Qualification; Subsidiaries	21
3.3	No Material Change	21
3.4	No Violations	21
3.5	Consents	22
3.6	Capitalization; Merger Consideration	22
3.7	Ownership of Subsidiaries	23
3.8	Reporting Status; Securities Laws Matters and Financial Statements	23
3.9	Books and Records	24
3.10	Minute Books	24
3.11	No Undisclosed Liabilities	25
3.12	Taxes	25
3.13	Litigation	26
3.14	Material Contracts	26
3.15	Permits	27
3.16	Expropriation	27
3.17	Rights of Other Persons	27
3.18	Environmental Matters	27
3.19	Intellectual Property	28
3.20	Status of Bearing Mineral Properties	28
3.21	Compliance with Laws	29
3.22	Employment Matters	29
3.23	Related Party Transactions	30
3.24	Registration Rights	31
3.25	Restrictions on Business Activities	31
3.26	Brokers	31
3.27	Insurance	31
3.28	No Cease Trade	31
3.29	United States Securities Laws	31
3.30	Certain Business Practices	31
3.31	Anti-Takeover Provisions	31
3.32	Ownership and Operations of Sub	32
3.33	No Other Representations and Warranties	32
3.34	Survival of Representations and Warranties	32

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Article 4 Conduct of Business Pending Consummation		32
4.1	Affirmative Covenants of the Company	32
4.2	Negative Covenants of the Company	32
4.3	Affirmative Covenants of Bearing	35
4.4	Negative Covenants of Bearing	35
4.5	Notification of Certain Matters	36
4.6	No Control of Other Party’s Business; Other Actions	37
4.7	Preparation of Proxy Statement/Prospectus and Registration Statement; Company Stockholders’ Meeting	37
4.8	Bearing Shareholders Approval	39
4.9	No Solicitation	39
4.10	Access to Information	39
4.11	Consents; Reasonable Best Efforts	40
4.12	Filing with State Office	41
4.13	Directors’ and Officers’ Indemnification and Insurance	41
4.14	Press Releases	42
4.15	Takeover Laws; Charter Provisions; No Rights Plan	42
4.16	Employee Benefits and Contracts	42
4.17	Shareholder Litigation	42
4.18	OTCQB; Post-Closing SEC Reports	43
4.19	FIRPTA Company Certificate	43
4.20	Reserved	43
4.21	Governance Matters	43
4.22	SEC Reports	43
4.23	TSX-V Reports	43
4.24	Confidentiality	43
4.25	Voting and Support Agreement	44
4.26	Bearing Board of Directors	45
4.27	Disclosure Schedule Updates	45

Article 5 Conditions Precedent		45
5.1	Conditions to Obligations of Each Party	45
5.2	Conditions to Obligations of Bearing and Sub	46
5.3	Conditions to Obligations of the Company	47

Article 6 Termination		49
6.1	Termination	49
6.2	Effect of Termination	50
6.3	Expenses	51

Article 7 Miscellaneous		51
7.1	Definitions	51
7.2	Non-Survival of Representations, Warranties and Agreements	60
7.3	Disclosure Schedules	60
7.4	Governing Law; Jurisdiction	60
7.5	WAIVER OF JURY TRIAL	61
7.6	Severability; Construction	61
7.7	Specific Performance	61
7.8	Entire Agreement	61
7.9	Amendments	62
7.10	Extension; Waivers	62

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7.11	Parties in Interest	62
7.12	Assignment	62
7.13	Notices	62
7.14	Counterparts	63
7.15	Captions; Articles and Sections	63
7.16	Interpretations	64

Exhibits:

Exhibit A	Form of Articles of Merger
Exhibit B	Form of Voting and Support Agreement
Exhibit C-1	Company Mineral Properties
Exhibit C-2	Bearing Mineral Properties

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 27, 2017, by and among BEARING RESOURCES LTD., a corporation organized under the laws of British Columbia, Canada (“Bearing”); LI Acquisition Corporation, a Nevada corporation (“Sub”), and Li3 ENERGY INC., a Nevada corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 7.1.

Recitals

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement with Bearing and Sub and consummate the transactions described herein;

WHEREAS, the board of directors of Bearing (the “Bearing Board”) and the board of directors of Sub have determined that a merger of the Company and Sub, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of Bearing and Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement and consummate the transactions described herein;

WHEREAS, the Company Board has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) recommended approval and adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the Bearing Board, has (a) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (b) if required shall recommended approval of this Agreement and the transactions contemplated hereby by the stockholders of Bearing (the “Bearing Board Recommendation”);

WHEREAS, the board of directors and sole stockholder of Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, it is the intention of the Parties to this Agreement that the Merger for U.S. federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, at the Effective Time, Sub shall merge with and into the Company, with the Company surviving such merger, and the outstanding shares of Company Common Stock shall be converted into the right to receive Bearing Common Shares (except as provided herein) and, upon the terms and subject to the conditions of this Agreement, the Company shall continue to conduct its business and operations as a wholly owned subsidiary of Bearing.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties hereby agree as follows:

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ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER; CANADIAN OFFER

1.1          Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the provisions of the general corporation law of the State of Nevada contained in the Nevada Revised Statutes, as amended, (the “NRS”) and with the effects provided in the NRS (the “Merger”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall be a wholly owned Subsidiary of Bearing and shall continue to be governed by the Laws of the State of Nevada. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Company and Sub, all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Company and Sub shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in each of the Company and Sub shall not revert or be in any way impaired by reason of such Merger, the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Company and Sub and any claim existing or action or proceeding pending by or against each of the Company and Sub may be enforced as if such Merger had not taken place, and neither the rights of creditors nor any liens upon, or security interests in, the property of each the Company and Sub shall be impaired by such merger or consolidation.

1.2          Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 a.m., Pacific Time, or such other time as the Parties, acting through their authorized officers, may mutually agree, on a date to be specified by the parties hereto, but no later than the third (3rd) Business Day following the satisfaction or waiver of the conditions (excluding the conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at Closing) set forth in Article 5, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Macdonald Tuskey Corporate and Securities Lawyers, 409 - 221 W. Esplanade, North Vancouver BC V7M 3J3 (or pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement), unless another place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3          Effective Time. Concurrently with the Closing, the Company, Bearing and Sub shall cause a Articles of Merger relating to the Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) to be duly executed and filed with the office of the Nevada Secretary of State as provided under the NRS. The Merger shall become effective on the date and time at which the Articles of Merger has been properly filed with the Nevada Secretary of State or at such later date and time as is agreed between the Parties and specified in the Articles of Merger, but in no event more than ninety (90) days after the date of filing the Articles of Merger with the Nevada Secretary of State, and such date and time is hereinafter referred to as the “Effective Time.” The Merger shall have the effects set forth in this Agreement and the NRS.

1.4          Charter and Bylaws. At the Effective Time, the Articles of Incorporation and bylaws of the Company shall be amended and restated in accordance with the NRS in a form and substance reasonably acceptable to the Company and Bearing, respectively, which thereafter shall be the Articles of Incorporation and bylaws of the Surviving Corporation.

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1.5          Directors and Officers. The directors of Sub in office immediately prior to the Effective Time (together with such additional persons as may be appointed or elected to become directors of the Surviving Corporation effective as of the Effective Time), shall be those persons set forth on Schedule 1.5 and shall be the directors of the Surviving Corporation at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the Articles of Incorporation and bylaws of the Surviving Corporation and the NRS. The officers of Sub shall be those persons set forth on Schedule 1.5 at and as of the Effective Time and shall serve in such capacity until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with the applicable provisions of the Articles of Incorporation and bylaws of the Surviving Corporation and the NRS.

1.6          Conversion of Shares. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions of this Article 1, at the Effective Time, by virtue of the Merger and without any action on the part of Bearing, the Company, Sub or any holder of Company Common Stock:

(a) Conversion of Sub Common Stock. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Converted Shares”). Except as set forth in Section 1.6(d), the Converted Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of Sub Common Stock shall be deemed for all purposes to represent the Converted Shares until the board of directors of the Surviving Corporation issues new certificates in respect of such shares.

(b) Shares Held by the Company or Bearing. Each of the shares of Company Common Stock held by any Company Entity (including shares of Company Common Stock or held in treasury by the Company) or by any Bearing Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock (excluding shares cancelled pursuant to Section 1.6(b)) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive Bearing Common Shares in the ratio (the “Exchange Ratio”) based upon 16,000,000 Bearing Common Shares for all shares of Company Common Stock (subject to Section 1.7, the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Company Certificate”) or book-entry share (a “Book-Entry Share”) representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Company Certificate or Book-Entry Share in accordance with Section 1.9.

(d) Issuance of Shares by the Surviving Corporation. As consideration for Bearing issuing the Merger Consideration pursuant to this Section 1.6, the Surviving Corporation shall issue to Bearing a number of fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation equal to the number of Bearing Common Shares issued as Merger Consideration. The fair market value of the Merger Consideration will be equal to the number of such shares of common stock of the Surviving Corporation issued to Bearing pursuant to this Section 1.6(d).

(e) Fractional Shares. In no event shall any holder of Company Common Stock be entitled to a fractional Bearing Common Share. Notwithstanding any other provision of this Agreement, where the aggregate number of Bearing Common Shares to be issued to a holder of shares of Company Common Stock pursuant to the Merger would result in a fraction of a Bearing Common Share (after taking into account all Company Certificates and Book-Entry Shares delivered by such holder), the number of Bearing Common Shares to be received by such holder of Company Common Stock shall be rounded to the nearest whole Bearing Common Share.

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1.7          Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the outstanding Bearing Common Shares or shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any adjustments or payments which are based on the number of Bearing Common Shares or shares of Company Common Stock, shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Warrants, Company Options, Company Restricted Stock Units and other awards under the Company Equity Compensation Plan, the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to Company Options and other awards made under the Company Equity Compensation Plan, any such adjustments shall be made only to the extent required under the applicable Company Equity Compensation Plan.

1.8          Warrants, Stock Options and Restricted Stock Units.

(a) Each warrant to purchase one share of Company Common Stock granted by the Company (the “Company Warrants”) that is outstanding immediately prior to the Effective Time, whether exercisable or not exercisable at such time, shall be converted into and become rights with respect to Bearing Common Shares, and Bearing shall assume each Company Warrant, in accordance with the terms of the Company Warrant, except that from and after the Effective Time, (i) each Company Warrant assumed by Bearing may be exercised solely for Bearing Common Shares (or cash, if so provided under the terms of such Company Warrant), (ii) the number of Bearing Common Shares subject to such Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under each such Company Warrant by the Exchange Ratio and rounding up to the nearest cent. Each of Company and Bearing shall adopt any and all resolutions and take any and all necessary steps to effectuate the foregoing provisions of this Section 1.8(a) and reserve for issuance a sufficient number of Bearing Common Shares for delivery upon exercise of Company Warrants assumed by it in accordance with this Section 1.8(a).

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(b) At the Effective Time, each option and restricted stock unit to purchase shares of Company Common Stock granted by the Company, whether granted pursuant to a Company Equity Compensation Plan or otherwise (collectively, including all such options or restricted stock units granted under any Company Equity Compensation Plan, the “Company Options” and the “Company Restricted Stock Units”, respectively) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be disposed of to, and cancelled by, Bearing, and the former holders of Company Options or Company Restricted Stock Units shall receive as the sole consideration therefor substantially identical options or restricted stock units, as applicable, with respect to Bearing Common Shares (“Bearing Options” and “Bearing Restricted Stock Units”, respectively). All terms and conditions of each Bearing Option and Bearing Restricted Stock Unit, including the term to expiry, conditions to and manner of exercising, will be the same as the Company Option or Company Restricted Stock Unit for which it was exchanged (subject to applicable Law), and shall be governed by the terms of the applicable Company Equity Compensation Plan and/or stock option agreement, and any certificate or option agreement previously evidencing the Company Equity Compensation Plan shall thereafter be and be deemed to be evidence of the Bearing Option or Bearing Restricted Stock Unit, as applicable, except that from and after the Effective Time, (i) Bearing and its compensation committee shall be substituted for the Company and the compensation committee of the Company Board (including, if applicable, the Company Board) administering such Company Equity Compensation Plan, (ii) the Bearing Option or Bearing Restricted Stock Unit, as applicable, may be exercised solely for Bearing Common Shares (or cash, if so provided under the terms of any such Company Restricted Stock Unit), (iii) the number of Bearing Common Shares subject to a particular Bearing Option or Bearing Restricted Stock Unit shall be equal to the number of shares of Company Common Stock subject to the applicable Company Option or Company Restricted Stock Unit (as applicable) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share, subject to automatic downward adjustment in accordance with Section 1.7, and (iv) the per share exercise price under the Bearing Option and Bearing Restricted Stock Unit shall be adjusted by converting the per share exercise price under the Company Option and Company Restricted Stock Unit (as applicable) to Canadian dollars using the noon spot rate quoted by the Bank of Canada (the “Noon Spot Rate”) for the day that includes the Effective Time (or, if no Noon Spot Rate is quoted for that day, the Noon Spot Rate for the closest preceding day for which a Noon Spot Rate is quoted), and dividing the result of that conversion by the Exchange Ratio and rounding up to the nearest cent, subject to automatic upward adjustment in accordance with Section 1.7. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the second sentence of this Section 1.8(b), each Company Option that is an “incentive stock option” or a nonqualified stock option held by a U.S. taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative Tax treatment or penalties under Section 424 of the Code or Section 409A of the Code. Each of the Company and Bearing shall adopt any and all resolutions and take all necessary steps to effectuate the foregoing provisions of this Section 1.8(b).

(c) As soon as practicable after the Effective Time, Bearing shall deliver to the participants in each Company Equity Compensation Plan an appropriate notice setting forth such participant’s rights pursuant thereto and the grants subject to such Company Equity Compensation Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.8(b) after giving effect to the Merger), and Bearing shall comply with the terms of each Company Equity Compensation Plan to ensure, to the extent required by, and subject to the provisions of, such Company Equity Compensation Plan, that Company Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time and Company Options that qualified for exemption from application of Section 409A of the Code prior to the Effective Time continue to remain so exempt. At or prior to the Effective Time, Bearing shall take all corporate action necessary to reserve for issuance a sufficient number of Bearing Common Shares for delivery upon exercise of Company Options and Company Restricted Stock Units assumed by it in accordance with this Section 1.8.

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1.9          Exchange Procedures.

(a) On the Closing Date, Bearing shall make available to Bearing’s transfer agent or another exchange agent selected by Bearing and which is reasonably acceptable to the Company (the “Exchange Agent”), for exchange in accordance with this Section 1.9, the Bearing Common Shares issuable pursuant to this Agreement. Promptly after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail (or in the case of the Depository Trust Company on behalf of “Street” holders, deliver) to each holder of record of a Company Certificate or Book-Entry Shares immediately prior to the Effective Time, appropriate transmittal materials and instructions in a form to be agreed upon by Bearing and the Company prior to the Closing (a “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to such Company Certificates or Book-Entry Shares shall pass, only upon proper delivery of such Company Certificates or Book-Entry Shares to the Exchange Agent. Each holder of shares of Company Common Stock that have been converted into the right to receive Merger Consideration shall be entitled to receive the Merger Consideration in respect of any share of Company Common Stock represented by a Company Certificate or any Book-Entry Share upon (i) surrender to the Exchange Agent of such Company Certificate, together with a duly completed and validly executed Letter of Transmittal and duly endorsed as the Exchange Agent may require or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request) in the case of book-entry of Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock represented by Company Certificates or Book-Entry Shares that are not registered in the transfer records of the Company, the consideration provided in Section 1.6 may be issued to a transferee if the Company Certificates representing such shares or Book-Entry Shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer Taxes have been paid. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Bearing and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted and such Company Certificate will be deemed to have been delivered hereunder. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Bearing shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 1.6. No interest will accrue or be paid to any holder of Company Common Stock.

(b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 1.6(b)) issued and outstanding immediately prior to the Effective Time shall surrender or transfer the Company Certificate or Company Certificates representing such shares or Book-Entry Shares to the Exchange Agent together with a duly completed and validly executed Letter of Transmittal, duly endorsed as the Exchange Agent may require, and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.6 in one or more Bearing Common Shares, which shall be in uncertificated book entry form unless a physical certificate is requested, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 1.7. Bearing shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders or transfers such holder’s Company Certificate or Company Certificates or Book-Entry Shares for exchange as provided in this Section 1.9.

(c) Each of Bearing, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local, or foreign Tax Law, unless they have been presented with documentation that eliminates the requirement to withhold, and to request any necessary Tax forms, as applicable, or any other proof of exemption from withholding or similar information, from the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made. To the extent that any amounts are so withheld by Bearing, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Bearing, the Surviving Corporation or the Exchange Agent, as the case may be. Each of Bearing, the Surviving Corporation and the Exchange Agent shall provide any documentation of such deduction or withholding as reasonably requested by the shareholders of the Company or other recipient of payments in respect of which such deduction and withholding was made.

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(d) Any portion of the aggregate Merger Consideration that remains unclaimed by the holders of Company Common Stock for two years after the Effective Time shall be returned to Bearing (together with any dividends or earnings in respect thereof). Any holders of Company Common Stock who have not theretofore complied with this Article 1 shall thereafter be entitled to look only to Bearing, and only as a general creditor thereof, for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(e) Any other provision of this Agreement notwithstanding, none of Bearing, the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts of consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Law, the property of Bearing free and clear of any claims or interest of any Person previously entitled thereto.

(f) If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the directors and officers of Bearing and the Surviving Corporation shall have the authority to take all such lawful and necessary action.

1.10         Rights of Former Company Shareholders. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time, and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, Company Certificates and Book-Entry Shares representing shares of Company Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 1. Until surrendered for exchange in accordance with the provisions of Section 1.9, each Company Certificate theretofore representing shares of Company Common Stock and each Book-Entry Share (other than shares to be canceled pursuant to Section 1.6(b)) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 1.6 in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of Bearing shareholders the number of whole Bearing Common Shares into which their respective shares of Company Common Stock are converted, regardless of whether such holders have exchanged their Company Certificates or Book-Entry Shares for Bearing Common Shares in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Bearing on the Bearing Common Shares, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Bearing Common Shares issuable pursuant to this Agreement, no dividend or other distribution payable to the holders of record of Bearing Common Shares as of any time subsequent to the Effective Time shall be delivered to the holder of any Company Certificates or Book-Entry Shares until such holder surrenders such Company Certificates or Book-Entry Shares for exchange as provided in Section 1.9. However, upon surrender of such Company Certificates or Book-Entry Shares, both the Bearing Common Shares (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Company Certificates or Book-Entry Shares.

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1.11          Tax Consequences. The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each of the Parties shall, for U.S. federal income tax purposes, report the Merger as a reorganization within the meaning of Section 368 of the Code. The Parties hereby agree that, to the maximum extent permitted by applicable Tax Laws, the value of the Merger Consideration for all tax purposes shall be determined using the value of the Bearing Common Shares as of December 9, 2016.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Bearing and Sub that, except as disclosed in the Company Disclosure Schedule or as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (including the exhibits thereto), as amended, or in any Company SEC Document filed subsequent to such Form 10-K but prior to the date of this Agreement, but without giving effect to any amendment to any such Company SEC Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

2.1.          Authority Relative to this Agreement. The Company has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings, other than obtaining the Required Company Vote, on its part are necessary to authorize this Agreement or the Merger that have not been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

2.2.          Organization and Qualification; Subsidiaries. Each of the Company and the Company Subsidiaries is a corporation, limited liability company or joint stock company, as applicable, duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Company Material Adverse Effect.

2.3.          No Material Change. Since June 30, 2016 (the “Company Balance Sheet Date”) through the date of this Agreement:

(a) Each of the Company and the Company Subsidiaries has conducted its business only in the ordinary and regular course of business;

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(b) There has not occurred any event that constituted or with the passage of time would constitute a Company Material Adverse Effect;

(c) The Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Company Common Stock;

(d) The Company has not effected any material change in its accounting methods, principles or practices;

(e) There has been no dividend or distribution of any kind declared, paid or made by the Company on any of the Company Common Stock; and

(f) Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by the Company or the Company Subsidiaries of any debt for borrowed money, any creation or assumption by the Company, or the Company Subsidiaries of any Lien or any making by the Company of any loan, advance or capital contribution to or investment in any other Person.

2.4.        No Violations. Neither the authorization, execution and delivery of this Agreement by the Company nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by the Company with any of the provisions hereof will:

(a) Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the articles of incorporation, by-laws or other constituting documents of the Company or any of the Company Subsidiaries, (ii) assuming receipt of the consents set forth in Section 2.4 of the Company Disclosure Schedule, any Permit or Company Material Contract to which the Company or any Company Subsidiary is a party or to which any of them, or any of their respective properties or assets, may be subject or by which the Company or any of the Company Subsidiaries is bound, or (iii) assuming that the Required Company Vote is obtained, any Law, regulation, order, judgment or decree applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, except for any deviations from the foregoing clauses (ii) and (iii), that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, Company Material Contract, license, franchise or Permit to which any the Company or any of the Company Subsidiaries is a party, except as would not reasonably be expected to have a Company Material Adverse Effect;

(c) Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available, except as would not reasonably be expected to have a Company Material Adverse Effect; or

(d) Result in the imposition of any Lien upon any of the property or assets of the Company or any of the Company Subsidiaries or restrict, hinder, impair or limit the ability of either the Company or any of the Company Subsidiaries to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.5.          Consents. Except as set forth in Section 2.5 of the Company Disclosure Schedule, no consents, approvals and notices are required from any third party under any Company Material Contracts in order for the Company or any of the Company Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

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2.6.         Capitalization.

(a) The authorized capital of the Company consists of 990,000,000 shares of Company Common Stock and 10,000,000 shares of undesignated Company Preferred Stock. At the close of business on January 25, 2017, (i) 500,121,178 shares of Company Common Stock were issued and outstanding, (ii) 583,333 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options, (iii) 2,380,950 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Warrants, and (iv) no shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Restricted Stock Units. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 2.6(a) of the Company Disclosure Schedule sets forth a true, complete and correct list, as of the close of business on January 25, 2017, of all Company Options, Company Warrants, and Company Restricted Stock Units, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates and the exercise or base prices. With respect to the Company Options and Company Restricted Stock Units, (i) each grant of a Company Option and Company Restricted Stock Unit was duly authorized no later than the date on which the grant of such Company Option or Company Restricted Stock Unit was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board, or a committee thereof, (ii) each such grant was made in accordance with the terms of the applicable Company Equity Compensation Plan, the Exchange Act and all other applicable Law, (iii) the per share exercise price of each Company Option and Company Restricted Stock Unit was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

(b) Except as set forth in Section 2.6(b) of the Company Disclosure Schedule, and except for the Company Options, the Company Warrants, and the Company Restricted Stock Units, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”), or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the shares of Company Common Stock. Other than pursuant to the Company Option Plan, there are no outstanding obligations of the Company or any Company Subsidiary to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable Securities Laws and any applicable U.S. state securities and “blue sky” laws.

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2.7.          Ownership of Subsidiaries. Section 2.7(a) of the Company Disclosure Schedule lists, as of the date hereof, the Company Subsidiaries (including jurisdiction of formation), and indicates the amount of the outstanding capital stock of, or other equity interests in the Company Subsidiaries, directly or indirectly, owned by the Company. The issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiaries, to the extent applicable, have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. There are on the date hereof no outstanding (i) securities of any Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in any Company Subsidiary, (ii) options, warrants, rights or other agreements or commitments requiring the Company or any Company Subsidiary to issue, or other obligations of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Company Subsidiary (or, in each case, the economic equivalent thereof), (iii) obligations of the Company or any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Company Subsidiary or (iv) obligations by the Company or any Company Subsidiary to make any payments based on the price or value of the capital stock or any other equity interest in any Company Subsidiary. As of the Closing, and except as set forth in Section 2.7(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

2.8.         Company SEC Documents; Financial Statements.

(a) Except as set forth on Section 2.8 of the Company Disclosure Schedules, since October 31, 2015, the Company has timely filed with or furnished to the SEC all Company SEC Documents. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the applicable requirements of the applicable Securities Laws and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. No Company Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) As of their respective dates of filing with the SEC, the consolidated financial statements of the Company and the Company Subsidiaries as and for the fiscal years ended June 30, 2016 and June 30, 2015 (including the notes thereto) and the unaudited consolidated financial statements as at and for the three months ended September 30, 2016 (the “Company Financial Statements”) (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and Regulation S-X), (ii) have been prepared in accordance with GAAP applied on a consistent basis for the periods presented (except (A) as may be indicated in the notes thereto or (B) as permitted by Regulation S-X) and (iii) present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, and the results of their operations and cash flows, as of the dates and for the periods shown, in conformity with GAAP.

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(c) The Company and the Company Subsidiaries have implemented and maintain a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with GAAP for external purposes and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements, and such system of internal control over financial reporting is reasonably effective. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2016 and the description of such assessment set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 is accurate in all material respects. The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(d) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or the Company Subsidiaries has discharged, demoted or suspended an employee of the Company or the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e) Since July 1, 2015, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were complete, correct and accurate in all material respects on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

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2.9.       Books and Records. The financial books, records and accounts of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with applicable Laws and GAAP on a basis consistent with prior years.

2.10.     Minute Books. The corporate minute books of the Company and the Company Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

2.11.     No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any material Liabilities of a type that if known would be required to be reflected in a balance sheet prepared in accordance with GAAP or in the footnotes thereto, including those arising under any Law and those arising under any Contract or Lease, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of the Company and the Company Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a Company Material Adverse Effect, (iii) disclosed in Section 2.11 of the Company Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

2.12.     Taxes. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

(a) The Company has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. The Company has timely paid all material Taxes (whether or not reflected on any Tax Return) that are due and payable by the Company, including all installments on account of taxes for the current year that are due and payable by the Company whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. The Company and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a Company Material Adverse Effect. There are no liens for Taxes upon any of the assets or properties of the Company or its subsidiaries except Liens for current Taxes not yet due and payable.

(b) There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of the Company, threatened, concerning any Tax Liability of the Company, no written notice of such an audit, investigation, examination, material dispute or claim has been received by the Company.

(c) The Company has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i) to file any Return (which has not since been filed) in respect of any Taxes for which the Company is or may be liable;

(ii) to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which the Company is or may be liable;

(iii) the Company is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

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(iv) any Governmental Entity may assess or collect Taxes for which the Company is liable.

(d) All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by the Company, or with respect to Taxes of the Company, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

(e) The Company has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at arm’s length for an amount that is other than the fair market value of such property or services.

(f) To the Company’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(g) There are no rulings or closing agreements relating to the Company which could affect the Company’s liability for Taxes for any taxable period after the Effective Date. The Company has not requested an advance tax ruling from the IRS or comparable rulings from other taxing authorities.

(h) The Company has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(i) The Company is not party to or bound by any Tax allocation, Tax sharing agreement or Tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity), and the Company does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, withholding agent or collection agent, by contract or otherwise (excluding customary indemnification provisions relating to taxes in commercial contracts, the principal purpose of which is no tax sharing).

(j) The Company will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(k) Neither the Company nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) For purposes of this Section 2.12, the term “Company” shall mean the Company, together with the Company Subsidiaries.

2.13.      Litigation. Except as set forth in Section 2.13 of the Company Disclosure Schedule, as of the date of this Agreement there are no material claims, actions, suits, grievances, complaints, investigations or proceedings pending or, to the Knowledge of the Company, threatened affecting the Company or any of the Company Subsidiaries or affecting any of their respective material property or assets or Intellectual Property (as hereinafter defined) at law or in equity before or by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

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2.14.      Material Contracts. With respect to the Company Material Contracts:

(a)  Section 2.14(a) of the Company Disclosure Schedule includes a complete and accurate list of all Company Material Contracts, other than those which are exhibits to the SEC Documents, to which each of the Company and any of the Company Subsidiaries is bound, and that are currently in force and the Company and any of the Company Subsidiaries have made available to the Company for inspection true and complete copies of all such Company Material Contracts, other than those which are exhibits to the SEC Documents.

(b) Except as set forth on Section 2.14(b) of the Company Disclosure Schedule, all of the Company Material Contracts are in full force and effect, and the Company or a Company Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. The Company and the Company Subsidiaries have not waived any material rights under any Company Material Contract and no material default or breach exists in respect thereof on the part of the Company or the Company Subsidiaries or, to the Knowledge of the Company or any of the Company Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Company Material Contracts.

(c) All of the Company Material Contracts are valid and binding obligations of the Company or a Company Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d) As at the date hereof, the Company has not received written notice that any party to a Company Material Contract intends to cancel, terminate or otherwise modify or not renew such Company Material Contract, and to the Knowledge of the Company, no such action has been threatened.

(e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries are a party to any Company Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of the Company or any of the Company Subsidiaries.

2.15.     Permits. Each of the Company and the Company Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.16.     Expropriation. No part of the property or assets of the Company or any of the Company Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced.

2.17.     Rights of Other Persons. Except as set forth in Section 2.17 of the Company Disclosure Schedule, no Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by the Company or any of the Company Subsidiaries, or any part thereof, except as disclosed in the Company’s financial statements included in the Company SEC Documents.

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2.18.     Environmental Matters.

(a) The Company and the Company Subsidiaries have carried on their respective businesses and operations in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(b) Neither the Company nor any of the Company Subsidiaries has received any written order, request or notice from any Person alleging a material violation of any Environmental Law; and

(c) Neither the Company nor any of the Company Subsidiaries (i) is a party to any litigation or administrative proceeding, or to their Knowledge is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (A) asserts or alleges that it violated any Environmental Laws, (B) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (C) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws and (iii) is involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that, in the case of each of the foregoing clauses (i), (ii) and (iii) would reasonably be expected to result in a Company Material Adverse Effect.

2.19.     Intellectual Property.

(a) Neither the Company nor any Company Subsidiary owns any Registered IP other than the Registered IP identified in Section 2.19(a) of the Company Disclosure Schedule.

(b) To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as previously conducted or as currently conducted including, without limitation, the lithium mining site evaluation, exploration and development techniques employed by the Company, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person.

(c) No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of the Company, is pending and not served or threatened against any the Company and the Company Subsidiaries;

(d) To the Knowledge of the Company, all the Company IP that is material to the business of the Company and the Company Subsidiaries is valid, subsisting and enforceable;

(e) Except as set forth in Section 2.19(e) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Company IP;

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(f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any the Company IP.

(g) Section 2.19(g) of the Company Disclosure Schedule lists all proceedings or actions known to the Company before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any the Company IP. To the Knowledge of the Company, none of the Company IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company and the Company Subsidiaries, or that may affect the validity, use or enforceability of such the Company IP.

2.20.     Status of the Company Mineral Properties. Except as set forth on Section 2.20 of the Company Disclosure Schedules, upon the Closing, the Company shall own 17.67% of the issued and outstanding equity interests in the Minera Salar Blanco S.A., free and clear of all Liens other than those imposed by the shareholders’ agreement for Minera Salar Blanco S.A. between the Company and Minera Salar Blanco SpA, Lithium Power Inversiones Chile SpA and Lithium Power International Limited (the “MSB Shareholders Agreement”), those imposed by the Organizational Documents of Minera Salar Blanco S.A., and those imposed by applicable Law. Except as set forth in Exhibit C-1 or in Section 2.20 of the Company Disclosure Schedule, to the Knowledge of the Company:

(i)          subject to the paramount interest of the jurisdictions in which the Company Mineral Properties are located, Minera Salar Blanco S.A controls the full undivided possessory title to the Company Mineral Properties, free and clear of all Liens;

(ii)         there have been no material adverse regulatory actions taken (nor threatened in writing) by any Governmental Entity with respect to any Company Mineral Properties; and

(iii)        the mineral claims comprising the Company Mineral Properties and the mineral agreements in respect thereof have been duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the each property is situated, and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof, except in each case under this clause (iii) as has not had or would not reasonably be expected to have a Company Material Adverse Effect.

2.21.     Compliance with Laws. The Company and each of the Company Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect and, as of the date of this Agreement, have not received written notice alleging any violation of applicable Law in any material respect by any Company Entity.

2.22.     Employment Matters.

(a) Except as set forth in Section 2.22(a) of the Company Disclosure Schedule, none of the execution of this Agreement, the Transactions, the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto, will individually or together with the occurrence of some other event, (i) result in any unfunded payment (including unfunded severance, unemployment compensation, golden parachute, bonus, the redemption of any accrued entitlements or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by any of the Company Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the Company Entities to any Person.

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(b) The Company and the Company Subsidiaries are in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices.

(c) Neither the Company nor any Company Subsidiary has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(d) Section 2.22(d) of the Company Disclosure Schedule sets forth a complete list of all employees and consultants of the Company and each Company Subsidiary, together with their respective titles, salaries and bonus (whether monetary or otherwise), and a list of the directors and the terms of their compensation. Other than set forth in Section 2.22(d) of the Company Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave.

(e) The Company and the Company Subsidiaries have paid in full to all of their respective employees and independent contractors all compensation due and payable to such employees and contractors.

(f) Other than set forth in Section 2.22(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is:

(i) a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to any director or officer of the Company or any Company Subsidiary;

(ii) a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of the Company, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of the Company, pending or threatened strikes or lockouts at the Company or any Company Subsidiary; and

(h) Except as set forth in Section 2.22(h) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have not been, and are not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to their respective employees.

2.23.       Related Party Transactions. Except as set forth in Section 2.23 of the Company Disclosure Schedule, there are no Contracts or other transactions currently in place between the Company or any of the Company subsidiaries, on the one hand, and: (i) any officer or director of the Company or any of the Company Subsidiaries; (ii) any holder of record or, to the Knowledge of the Company, beneficial owner of 10% or more of the Company Common Shares or of any security convertible into, or exercisable for the purchase of, the Company Common Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

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2.24.        Registration Rights. No Person has any right to compel the Company or any Company Subsidiary to register or otherwise qualify any capital stock of the Company or such Company Subsidiary or any other securities of the Company or such Company Subsidiary for public sale or distribution.

2.25.        Brokers. Except as disclosed by the Company on Section 2.25 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth on Section 2.25 to the Company Disclosure Schedule.

2.26.        Insurance. As of the date hereof, the Company and each Company Subsidiary has such policies of insurance as are listed in Section 2.26 of the Company Disclosure Schedule. All insurance maintained by the Company and the Company Subsidiaries is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the Company operates.

2.27.        No Cease Trade. Neither the Company nor any Company Subsidiary is subject to any cease trade or similar order of any applicable Regulatory Authority with respect to the trading of Company securities and, to the Knowledge of the Company, as of the date of this Agreement, no investigation or other proceedings involving the Company or any Company Subsidiary which may operate to prevent or restrict trading of any securities of the Company are currently in progress or pending before any applicable Regulatory Authority.

2.28.       Securities Laws. Neither the Company nor any Company Subsidiary is registered, or is required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended. Neither the Company nor any Company Subsidiary is a “reporting issuer” within the meaning of the Securities Laws of any province or territory of Canada.

2.29.       Certain Business Practices. To the Knowledge of the Company, none of the Company, any of the Company Subsidiaries nor any director, officer, agent or employee of the Company or any of the Company Subsidiaries (in their capacities as such) has:

(a) used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b) made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

2.30.       Employee Benefits Plans. Except as set forth in Section 2.30 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has, whether on behalf of any employee, officer, director, consultant, stockholder or other individual service provider of the Company or any Company Subsidiary (in each case, whether current, former or retired) or their dependents, spouses, or beneficiaries, established, maintained, sponsored, contributed to, or undertaken to contribute too, any employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”)), whether or not subject to ERISA, or any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured), under which the Company or any ERISA Affiliate has or may have any Liability, contingent or otherwise, other than legally mandated benefit plans or arrangements.

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2.31.         Anti-Takeover Provisions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Company is a party or otherwise bound.

2.32.         No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, neither the Company, nor any of its Representatives, nor any other Person on behalf of the Company, makes any express or implied representation or warranty to any other party, at law or in equity, in respect of the Company, its operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and the Company hereby disclaims any such representation or warranty.

2.33.         Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by Bearing and its Representatives shall not mitigate, diminish or affect the representations and warranties of the Company pursuant to this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BEARING AND SUB

Bearing and Sub represent and warrant to the Company that, except as disclosed in the Bearing Disclosure Schedule or as disclosed in the Company’s Form 51-102F2 dated February 11, 2016 or any Bearing TSX-V Document or document filed on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) filed subsequent to such Form 51-102F2 (collectively the “Bearing Public Disclosure Documents”), but prior to the date of this Agreement, and without giving effect to any amendment to any such Bearing TSX-V Document filed on or after the date of this Agreement and excluding any disclosures set forth in any section entitled “risk factors” or constituting “forward-looking statements” or any other statements that are similarly cautionary, predictive or forward-looking in nature, except, in each case, other than historical information contained therein:

3.1.          Authority Relative to this Agreement. Each of Bearing and Sub has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Bearing and Sub and the performance by each of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part, other than, if necessary, obtaining the Bearing Shareholder Approval, are necessary to authorize this Agreement or the Merger that have not been taken. Other than as may be required by the TSX-V pursuant to a notice provided by the TSX-V after the date of this Agreement, the Bearing Shareholder Approval will not be required. This Agreement has been duly executed and delivered by each of Bearing and Sub and constitutes a legal, valid and binding obligation of Bearing and Sub, enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

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3.2.         Organization and Qualification; Subsidiaries. Each of Bearing, the Bearing Subsidiaries and Sub is a corporation or limited liability company, as applicable duly incorporated, amalgamated, continued or created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or legal power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each of Bearing, the Bearing Subsidiaries and Sub is duly registered, licensed or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing or to have such Permits would not have a Bearing Material Adverse Effect.

3.3.         No Material Change. Since October 31, 2015 (the “Bearing Balance Sheet Date”) through the date of this Agreement:

(a) Each of Bearing, the Bearing Subsidiaries and Sub has conducted its business only in the ordinary and regular course of business;

(b) There has not occurred any event that constituted or with the passage of time would constitute a Bearing Material Adverse Effect;

(c) Except as set forth in Section 3.3(c) of the Bearing Disclosure Schedule, neither Bearing nor any Bearing Subsidiary has effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Bearing Common Stock;

(d) Bearing has not effected any material change in its accounting methods, principles or practices;

(e) There has been no dividend or distribution of any kind declared, paid or made by Bearing on any Bearing Common Shares;

(f) The business and property of Bearing, the Bearing Subsidiaries and Sub conform in all material respects to the description thereof contained in the documents made available to Company in the electronic data room established by Bearing and there has not been any acquisition or sale by Bearing or any of the Bearing Subsidiaries or Sub of any material property or assets; and

(g) Other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Bearing, any of the Bearing Subsidiaries or Sub of any debt for borrowed money, any creation or assumption by Bearing, any of the Bearing Subsidiaries or Sub of any Lien or any making by Bearing of any loan, advance or capital contribution to or investment in any other Person.

3.4.          No Violations. Neither the authorization, execution and delivery of this Agreement by Bearing or Sub, nor the completion of the transactions contemplated by the Agreement or the Merger, nor the performance of its obligations thereunder, nor compliance by Bearing or Sub with any of the provisions hereof will:

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(a) Result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to purchase or sale under, any provision of: (i) the articles of incorporation, by-laws or other organizational documents of Bearing, any of the Bearing Subsidiaries or Sub, (ii) any Permit or Bearing Material Contract to which Bearing, any Bearing Subsidiaries or Sub is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Bearing, any of the Bearing Subsidiaries or Sub is bound, or (iii) assuming that the Bearing Shareholder Approval, if necessary, and TSX-V Approval are obtained, any Law, regulation, order, judgment or decree applicable to Bearing, any of the Bearing Subsidiaries or Sub or any of their respective properties or assets.

(b) Give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitations under any note, bond, mortgage, indenture, Bearing Material Contract, license, franchise or Permit to which any Bearing, any of the Bearing Subsidiaries or Sub is a party;

(c) Give rise to any termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity or cause any available credit to cease to be available; or

(d) Result in the imposition of any Lien upon any of the property or assets of Bearing, any of the Bearing Subsidiaries or Sub or restrict, hinder, impair or limit the ability of either Bearing, any of the Bearing Subsidiaries or Sub to conduct its business as and where it is now being conducted which would, individually or in the aggregate, reasonably be expected to have a Bearing Material Adverse Effect.

3.5.         Consents. No consents, approvals and notices are required from any third party under any Bearing Material Contract in order for Bearing, any of the Bearing Subsidiaries or Sub to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Merger.

3.6.         Capitalization; Merger Consideration. The authorized share capital of Bearing consists of an unlimited number of Bearing Common Shares. As of the close of business on the date hereof, 21,387,418 Bearing Common Shares were issued and outstanding, and except as noted in Section 3.6 of the Bearing Disclosure Schedule, there are no other options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Bearing of any securities of Bearing (including Bearing Common Shares), or any Bearing Subsidiaries, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Bearing (including Bearing Common Shares) or any Bearing Subsidiaries. All outstanding shares of Bearing capital stock have been duly authorized and validly issued, are fully paid and non-assessable. When issued by Bearing to the holders of Company Common Stock, Company Options, Company Warrants and/or Company Restricted Stock Units in accordance with the terms of this Agreement, the Merger Consideration and all other securities of Bearing issued to any such Persons pursuant to this Agreement, will be validly and duly issued free and clear of all Liens except those imposed by applicable Securities Laws.

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3.7.         Ownership of Subsidiaries. Section 3.7 of the Bearing Disclosure Schedule lists, as of the date hereof, the Bearing Subsidiaries (including jurisdiction of formation). All of the outstanding capital stock of, or other equity interests in, the Bearing Subsidiaries is, directly or indirectly, owned by Bearing. All the issued and outstanding shares of capital stock of, or other equity interests in, the Bearing Subsidiaries, have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Bearing free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or similar interests. There are on the date hereof no outstanding (i) securities of any Bearing Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in any Bearing Subsidiary, (ii) options, warrants, rights or other agreements or commitments requiring Bearing or any Bearing Subsidiary to issue, or other obligations of Bearing or any Bearing Subsidiary to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Bearing Subsidiary (or, in each case, the economic equivalent thereof), (iii) obligations of Bearing or any Bearing Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Bearing Subsidiary or (iv) obligations by Bearing or any Bearing Subsidiary to make any payments based on the price or value of the capital stock or any other equity interest in any Bearing Subsidiary. Except as set forth in Section 3.7 of the Bearing Disclosure Schedule, Bearing does not own, directly or indirectly any capital stock of, or other voting securities or equity or similar interests in, any corporation, partnership, joint venture, association, limited liability company or other entity or Person.

3.8.         Reporting Status; Securities Laws Matters and Financial Statements.

(a) Bearing is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in the Provinces of British Columbia and Alberta. The Bearing Common Shares are listed on, and Bearing is in compliance with the rules and policies of the TSX-V. As of the date hereof, Bearing is not subject to regulation by any other stock exchange. No delisting, suspension of trading in or cease trading order with respect to any securities of Bearing and, to the Knowledge of Bearing, no inquiry or investigation (formal or informal) of any Regulatory Authority (including, for purposes of this paragraph, any similar authority in the United States) or the TSX-V is in effect or ongoing or, to the Knowledge of Bearing, expected to be implemented or undertaken.

(b) Bearing has timely filed all documents required to be filed by it in accordance with applicable Securities Laws with the Regulatory Authorities and the TSX-V. All such documents and information comprising the Bearing Public Disclosure Record, as of their respective dates (or, if amended, as of the date of such amendment), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of applicable Securities Laws, and any amendments to the Bearing Public Disclosure Record required to be made have been filed on a timely basis with the applicable Regulatory Authorities and the TSX-V. Bearing has not filed any confidential material change report with any applicable Regulatory Authorities or the TSX-V that at the date of this Agreement remains confidential.

(c) Bearing’s audited consolidated financial statements as at and for the fiscal years ended October 31, 2015 and 2014 (including the notes thereto) and Bearing’s unaudited consolidated financial statements as at and for the nine months ended July 31, 2016, each as included in the Bearing Public Disclosure Record (collectively, the “Bearing Financial Statements”), were prepared in accordance with IFRS consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Bearing’s independent auditors, or (ii) in the case of unaudited interim statements, are subject to normal period-end adjustments (none of which are material, individually or in the aggregate) and may omit notes which are not required by applicable Laws in the unaudited statements) and present fairly in all material respects the consolidated financial condition, results of operations, changes in financial position of Bearing and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments, none of which are material, individually or in the aggregate) in accordance with IFRS and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Bearing and the Bearing Subsidiaries on a consolidated basis. There has been no material change in Bearing’s accounting policies, except as described in the notes to the Bearing Financial Statements, since October 31, 2015.

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(d) The management of Bearing has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by Bearing in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Bearing in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to Bearing’s management, including its chief executive officer and chief financial officer (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(e) Bearing maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Bearing and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Bearing and its Subsidiaries are being made only with the requisite authorizations of management and directors of Bearing or its Subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Bearing or its Subsidiaries that would reasonably be expected to have a material effect on Bearing’s financial statements. To the knowledge of Bearing, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Bearing that are reasonably likely to adversely affect the ability of Bearing to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Bearing.

(f) Since October 31, 2015, neither Bearing nor any of its Subsidiaries nor, to Bearing’s knowledge, any Representative of Bearing or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Bearing or any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion, or claim that Bearing or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of Bearing Board.

3.9.         Books and Records. The financial books, records and accounts of Bearing and its Subsidiaries: (i) have been maintained in all material respects in accordance with applicable Laws and IFRS on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions, acquisitions and dispositions of the assets of Bearing and the Bearing Subsidiaries in all material respects; and (iii) accurately and fairly reflect in all material respects the basis for Bearing Financial Statements.

3.10.        Minute Books. The corporate minute books of Bearing and the Bearing Subsidiaries contain minutes of substantially all meetings and resolutions of its board of directors and committees of such boards of directors or managers, as applicable, other than those portions of minutes of meetings reflecting discussions of the Merger, and shareholders or members, as applicable, held according to applicable Laws and are complete and accurate in all material respects.

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3.11.       No Undisclosed Liabilities. Neither Bearing nor any of the Bearing Subsidiaries has any Liabilities, including those arising under any Law and those arising under any Contract, except for Liabilities (i) fully disclosed or reflected or reserved against on the balance sheet of Bearing and the Bearing Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Bearing TSX-V Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice and that have not had or would not reasonably be expected to have a Bearing Material Adverse Effect, (iii) disclosed in Section 3.11 of the Bearing Disclosure Schedule or (iv) as contemplated by this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby.

3.12.       Taxes. Except as set forth in Section 3.12 of the Bearing Disclosure Schedule:

(a) Bearing has filed or caused or will cause to be filed all Returns required to be filed by applicable Law on or before the Effective Date. All such Returns are correct and complete in all material respects. Bearing has timely paid all material Taxes that are due and payable by Bearing, including all installments on account of taxes for the current year that are due and payable by Bearing whether or not assessed (or reassessed) by the appropriate Governmental Entity, and has, as applicable, timely remitted such Taxes to the appropriate Governmental Entity under applicable Law. Bearing and its subsidiaries have no liability for unpaid Taxes that, in the aggregate, would be expected to have a Bearing Material Adverse Effect on Bearing. There are no liens for Taxes upon any of the assets or properties of Bearing or its subsidiaries except Liens for current Taxes not yet due and payable.

(b) There is no material dispute or claim, including any audit, investigation or examination by any Governmental Entity, actual, pending or, to the Knowledge of Bearing, threatened, concerning any Tax Liability of Bearing, no written notice of such an audit, investigation, examination, material dispute or claim has been received by Bearing.

(c) Bearing has not requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i) to file any Return (which has not since been filed) in respect of any Taxes for which Bearing is or may be liable;

(ii) to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which Bearing is or may be liable;

(iii) Bearing is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(iv) any Governmental Entity may assess or collect Taxes for which Bearing is liable.

(d) All material amounts that are or were required to be collected (including, without limitation, all sales, use, value added and other Taxes) or withheld by Bearing, or with respect to Taxes of Bearing, have been duly collected or withheld, and all such material amounts that are required to be remitted to any Governmental Entity have been duly remitted on a timely basis to the appropriate Governmental Entity.

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(e) Bearing has not acquired property or services from, or disposed of property or provided services to, any Person with whom it does not deal at Arm’s Length for an amount that is other than the fair market value of such property or services.

(f) To Bearing’s Knowledge, no claim has ever been made by any Governmental Entity in a jurisdiction where Bearing does not file Returns that Bearing is or may be subject to Taxes or is required to file Returns in that jurisdiction.

(g) There are no rulings or closing agreements relating to Bearing which could affect Bearing’s liability for Taxes for any taxable period after the Effective Date. Bearing has not requested an advance tax ruling from the Canada Revenue Agency or comparable rulings from other taxing authorities.

(h) Bearing has maintained and continues to maintain in all material respects at its principal place of business all records and books of account required to be maintained under applicable Tax Laws.

(i) Bearing is not party to or bound by any tax sharing agreement or tax indemnity obligation in favor of any Person or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity).

(j) Bearing will not be required to include in a tax period ending after the Effective Date any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(k) Neither Bearing nor any Affiliate thereof has taken or agreed to take any action, or failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(l) For purposes of this Section 3.12, the term “Bearing” shall mean Bearing, together with the Bearing Subsidiaries.

3.13.       Litigation. Except as set forth in Section 3.13 of the Bearing Disclosure Schedule, there are no material claims, actions, suits, grievances, complaints, investigations or proceedings pending or, to the Knowledge of Bearing, threatened affecting Bearing or any Bearing Subsidiaries or affecting any of their respective material property or assets or Intellectual Property at law or in equity before or by any Governmental Entity. Neither Bearing nor any Bearing Subsidiaries nor any of their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

3.14.       Material Contracts. With respect to the Bearing Material Contracts:

(a) Section 3.14 (a) of the Bearing Disclosure Schedule includes a complete and accurate list of all Bearing Material Contracts to which each of Bearing and any of the Bearing Subsidiaries is bound, and that are currently in force and Bearing and any of the Bearing Subsidiaries have made available to the Company for inspection true and complete copies of all such Bearing Material Contracts.

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(b) Except as set forth in Section 3.14(b) of the Bearing Disclosure Schedule, all of the Bearing Material Contracts are in full force and effect, and Bearing or a Bearing Subsidiary, as applicable, is entitled to all rights and benefits thereunder in accordance with the terms thereof. Bearing and any of the Bearing Subsidiaries have not waived any material rights under any Bearing Material Contract and no material default or breach exists in respect thereof on the part of Bearing or any of the Bearing Subsidiaries or, to the Knowledge of Bearing or any of the Bearing Subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of such Bearing Material Contracts.

(c) All of the Bearing Material Contracts are valid and binding obligations of Bearing or a Bearing Subsidiary, as applicable, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d) As at the date hereof, Bearing has not received written notice that any party to a Bearing Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the Knowledge of Bearing, no such action has been threatened.

(e) Except as set forth in Section 3.14(e) of the Bearing Disclosure Schedule, neither Bearing nor any of the Bearing Subsidiaries are a party to any Bearing Material Contract that contains any non-competition obligation or otherwise restricts in any way the business of Bearing or any of the Bearing Subsidiaries.

3.15.       Permits. Each of Bearing and the Bearing Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws, necessary to conduct its current business as now being conducted, other than where a failure to obtain or be in compliance with such Permits would not, individually or in the aggregate, reasonably be expected to have a Bearing Material Adverse Effect.

3.16.       Expropriation. No part of the property or assets of Bearing or any of the Bearing Subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Bearing know of any intent or proposal to give such notice or commence any such proceedings.

3.17.       Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Bearing or any of the Bearing Subsidiaries, or any part thereof, except as disclosed in the Bearing Financial Statements.

3.18.       Environmental Matters.

(a) Bearing and the Bearing Subsidiaries have carried on their respective businesses and operations in compliance in all material respects with all applicable Environmental Laws and all terms and conditions of all Environmental Permits;

(b) Neither Bearing nor any of the Bearing Subsidiaries has received any written order, request or notice from any Person alleging a material violation of any Environmental Law; and

(c) Neither Bearing nor any of the Bearing Subsidiaries (i) is a party to any litigation or administrative proceeding, or, to their Knowledge, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (A) asserts or alleges that it violated any Environmental Laws, (B) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (C) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances, (ii) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws and (iii) is involved in remediation operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that, in the case of each of the foregoing clauses (i), (ii) and (iii) would reasonably be expected to result in a Bearing Material Adverse Effect.

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3.19.     Intellectual Property.

(a) Neither Bearing nor any Bearing Subsidiary owns any Registered IP other than the Registered IP identified in Section 3.19(a) of the Bearing Disclosure Schedule;

(b) To the Knowledge of Bearing, the conduct of the business of the Bearing and the Bearing Subsidiaries as previously conducted or as currently conducted including, without limitation, mining site evaluation, exploration and development techniques employed by the Company, does not and has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any valid Intellectual Property of any other Person;

(c) No written notice of infringement, misappropriation or similar claim or Legal Proceeding involving infringement or misappropriation of any Intellectual Property of any other Person is or has been pending and served or, to the Knowledge of Bearing, is pending and not served or threatened against Bearing and the Bearing Subsidiaries;

(d) To the Knowledge of Bearing, all Bearing IP that is material to the business of the Company and the Company Subsidiaries is valid, subsisting and enforceable;

(e) Except as set forth in Section 3.19(e) of the Bearing Disclosure Schedule, none of Bearing or any of the Bearing Subsidiaries have transferred title to, or granted any exclusive license, or granted an option to acquire title or an exclusive license, with respect to, any material Bearing IP;

(f) To the Knowledge of Bearing, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any the Bearing IP.

(g) Section 3.19(g) of the Bearing Disclosure Schedule lists all proceedings or actions known to Bearing before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any the Bearing IP. To the Knowledge of Bearing, none of the Bearing IP is the subject of any outstanding decree, order, judgment, settlement agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Bearing and the Bearing Subsidiaries, or that may affect the validity, use or enforceability of such the Bearing IP.

3.20.     Status of Bearing Mineral Properties.

(a)          Except as set forth in Exhibit C-2 or in Section 3.20 of the Bearing Disclosure Schedule:

(i)          subject to the paramount interest of the jurisdictions in which the Bearing Mineral Properties are located, the Bearing or the Bearing Subsidiaries control the full undivided possessory title to the Bearing Mineral Properties, free and clear of all liens and encumbrances.

(ii)         the Bearing and the Bearing Subsidiaries have all applicable Permits and approvals to carry on business in each of the jurisdictions set forth in Exhibit C-2;

(iii)        there have been no adverse regulatory actions taken (nor, to the Knowledge of the Bearing, threatened in writing) by any Governmental Entity with respect to any Bearing Mineral Properties;

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(iv)         the mineral claims comprising the Bearing Mineral Properties and the mineral agreements in respect thereof have been, to the best knowledge and belief of the Bearing and the Bearing Subsidiaries, after due inquiry, duly and validly located, granted, entered into and recorded, as the case may be, pursuant to the laws of the jurisdiction in which the each property is situate and are in each case in good standing with respect to all filings, fees, rentals, taxes, assessments, work commitments and other obligations and conditions on the date hereof and until the dates set opposite the respective names thereof in Exhibit E-2 hereto; and

(v)         there are neither any adverse claims or challenges against, or to the ownership or title to, any of the mineral claims, rights or title comprising Bearing Mineral Properties or to the validity or enforceability of any of the mineral agreements in respect thereof, to the best knowledge and belief of the Bearing and the Bearing Subsidiaries, after due inquiry, is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the Bearing Mineral Properties or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the mineral claims comprising the Bearing Mineral Properties.

3.21.     Compliance with Laws. Bearing and each of the Bearing Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Bearing Material Adverse Effect and have not received any written notices or other correspondence from any Governmental Entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a Governmental Entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Bearing or any of the Bearing Subsidiaries to operate its business in a manner which would have a Bearing Material Adverse Effect.

3.22.     Employment Matters.

(a) None of the execution of this Agreement, the Transactions and Terms of Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto, will individually or together with the occurrence of some other event, (i) result in any unfunded payment (including unfunded severance, unemployment compensation, golden parachute, bonus, the redemption of any accrued entitlements or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by any of the Bearing Entities, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any of the Bearing Entities to any Person.

(b) Other than set forth in Section 3.22 of the Bearing Disclosure Schedule, Bearing and the Bearing Subsidiaries are in compliance in all material respects with all Law respecting employment, discrimination in employment, fair employment practices, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime payments), pay-slips, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.

(c) Bearing and the Bearing Subsidiaries have paid in full to all of their respective employees and independent contractors all compensation due and payable to such employees and contractors.

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(d) Neither Bearing nor any Bearing Subsidiary has misclassified: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, (iii) any employee currently or formerly classified as exempt from overtime wages or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

(e) Neither Bearing nor any Bearing Subsidiary is a party to any collective bargaining contract, collective labor Contract or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees. Neither Bearing nor any Bearing Subsidiary has received a written demand for recognition from any collective bargaining representative with respect to any of its employees, and, to the Knowledge of Bearing there are no labor organizations purporting to represent or seeking to represent any employees of Bearing or any Bearing Subsidiary.

(f) Section 3.22 of the Bearing Disclosure Schedule sets forth a complete list of all employees and consultants of Bearing and of the Bearing Subsidiaries, together with their titles, salaries and bonus (whether monetary or otherwise) and any other remuneration, and a list of the directors and the terms of their compensation. Other than set forth in Section 3.22 of the Bearing Disclosure Schedule, no such employee is on long-term disability leave, extended absence or workers’ compensation leave. Except as set forth in Section 3.22 of Bearing Disclosure Schedule, all contractors can be terminated on notice of thirty days or less to the contractor.

(g) Other than set forth in Section 3.22 of the Bearing Disclosure Schedule, neither Bearing nor any Bearing Subsidiary is:

(i) a party to any written or oral agreement, arrangement, plan, obligation, policy or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Bearing or any Bearing Subsidiary;

(ii) a party to any collective bargaining agreement or multiemployer plan nor, to the Knowledge of Bearing, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, or to the Knowledge of Bearing, pending or threatened strikes or lockouts at Bearing or any Bearing Subsidiary; and

(iii) subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the Knowledge of Bearing, threatened, or any litigation, actual or, to the Knowledge of Bearing, threatened, relating to its or the Bearing Subsidiaries’ employees or independent contractors (including any termination of such individuals).

(h) Except as set forth in Section 3.22(h), of the Bearing Disclosure Schedule, Bearing and the Bearing Subsidiaries have not, and are not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan, employee benefit plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to their respective employees.

3.23.         Related Party Transactions. Except as set forth in Section 3.23 of the Bearing Disclosure Schedule, there are no Contracts or other transactions currently in place between Bearing or any of the Bearing Subsidiaries, on the one hand, and: (i) any officer or director of Bearing or any of the Bearing Subsidiaries; (ii) any holder of record or, to the Knowledge of Bearing, beneficial owner of 10% or more of the Bearing Common Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

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3.24.         Registration Rights. No Person has any right to compel Bearing or any Bearing Subsidiary to register or otherwise qualify any capital stock of Bearing or such Bearing Subsidiary or any other securities of Bearing or any of its subsidiaries for public sale or distribution.

3.25.        Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Bearing or any of the Bearing Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Bearing Material Adverse Effect.

3.26.         Brokers. Except as disclosed by Bearing on Schedule 3.26 of the Bearing Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Bearing, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set forth in Section 3.26 to the Bearing Disclosure Schedule

3.27.         Insurance. As of the date hereof, Bearing and each Bearing Subsidiary has such policies of insurance as are listed in Section 3.27 of the Bearing Disclosure Schedule. All insurance maintained by Bearing and the Bearing Subsidiaries is in full force and effect and is in amounts and in respect of such risks as are normal and usual for companies of similar size operating in the industry and in the location in which the applicable Bearing Entities operate.

3.28.        No Cease Trade. Neither Bearing nor any Bearing Subsidiary is subject to any cease trade or other order of any applicable Regulatory Authority and, to the Knowledge of Bearing, no investigation or other proceedings involving Bearing or any Bearing Subsidiary which may operate to prevent or restrict trading of any securities of Bearing are currently in progress or pending before any applicable Regulatory Authority.

3.29.        United States Securities Laws. Bearing is not registered, and is not required to be registered as, an “investment company” under the United States Investment Company Act of 1940, as amended.

3.30.        Certain Business Practices. To the Knowledge of Bearing, none of Bearing, any of the Bearing Subsidiaries nor any director, officer, agent or employee of Bearing or any of the Bearing Subsidiaries (in their capacities as such) has:

(a) used or agreed to use funds for contributions, gifts, entertainment or other purposes relating to political activity in violation of Law; or

(b) made or agreed to make any payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of Law.

3.31.       Anti-Takeover Provisions. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Bearing is a party or otherwise bound. Bearing has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, and inapplicable to Bearing, Sub and Bearing’s capital stock in connection with this Agreement and the transactions contemplated hereby, including the Merger, any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar Laws of Canada or any applicable province or other jurisdiction (collectively, the “Anti-takeover Laws”), and no such Anti-takeover Laws apply or will apply to this Agreement and the transactions contemplated hereby, including the Merger.

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3.32.        Ownership and Operations of Sub. Bearing, directly or indirectly, owns all of the outstanding capital stock of Sub. Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated hereby and has engaged in no other business activities or conducted any other operations other than those relating to the Merger and the transactions contemplated hereby and has no assets or Liabilities (other than immaterial Liabilities incurred in connection with its formation). The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share.

3.33.        No Other Representations and Warranties. Except for the representations and warranties of Bearing and Sub contained in this Agreement, neither Bearing nor Sub, nor any of its Representatives, nor any other Person on behalf of Bearing or Sub, makes any express or implied representation or warranty to any other party, at law or in equity, in respect of Bearing or Sub, their respective operations, business, assets, liabilities, capitalization, condition or prospects or the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents, and each of Bearing and Sub hereby disclaims any such representation or warranty.

3.34.        Survival of Representations and Warranties. The representations and warranties of Bearing and the Sub contained in this Agreement shall not survive the completion of the Merger and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms. Any investigation by the Company and its Representatives shall not mitigate, diminish or affect the representations and warranties of Bearing or Sub pursuant to this Agreement.

ARTICLE 4
CONDUCT OF BUSINESS PENDING CONSUMMATION

4.1           Affirmative Covenants of the Company. From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Company Disclosure Schedule, as required by applicable Law, or unless the prior written consent of Bearing shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its commercially reasonable efforts to preserve intact its business organization and material assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of the Company and the Company Subsidiaries; and (c) take no action that would reasonably be likely to (i) materially adversely affect the ability of the Company to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of the Company to perform its covenants and agreements under this Agreement.

4.2           Negative Covenants of the Company.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of Bearing shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.2 of the Company Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Company Subsidiaries to do or agree or commit to do, any of the following:

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(a) amend the Organizational Documents of any Company Entity;

(b) incur any debt obligation or other obligation for borrowed money (other than (i) indebtedness of one wholly owned Company Entity to another wholly owned Company Entity and (ii) trade payables incurred in the ordinary course of business) or impose, or suffer the imposition, on any material asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Schedule) in each case in an amount greater than $50,000 (individually or in the aggregate);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges or repurchases in the ordinary course under the Company Equity Compensation Plans or upon the exercise or conversion of outstanding securities or rights), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity;

(d) (i) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock, Company Options, Company Restricted Stock Units, or Company Warrants or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right other than the issuance of Company Common Stock upon exercise or fulfillment of the Company Options, Company Warrants, or Company Restricted Stock Units which, in each case, are outstanding on the date hereof, or which are granted in the ordinary course under the Company Equity Compensation Plan; (ii) except as required pursuant to any employment agreement or Company Equity Compensation Plan agreement to which the Company is a party as of the date hereof (each of which is listed identified in Section 4.2(d) of the Company Disclosure Schedule), accelerate the exercisability of any share of restricted stock, option, warrant or other right to purchase shares of Company Common Stock or any other capital stock of any Company Entity or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of the capital stock of any Company Entity (other than any dividend or distribution payable by any Company Subsidiary to another Company Subsidiary or to the Company);

(e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber with a Lien (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Company Entity) or (ii) any asset having a book value in excess of $50,000 other than in the ordinary course of business consistent with past practice;

(f) (i) purchase any securities or make any material investment, whether by purchase of stock or securities, contributions to capital, asset transfers, loans or advances, or purchase of any assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person or (ii) merge, consolidate or adopt a plan of liquidation;

(g) (i) enter into any new line of business or into any new commercial undertaking or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $50,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of Bearing, any material Trade Secret;

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(h) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of the Company, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the Company Board or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of the Company other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $200,000 each, hire or engage any employee or individual independent contractor of the Company; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of the Company;

(i) (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Company Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j) make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(k) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Company Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Company Material Contract;

(m) commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages by the Company not in excess of $50,000 individually or $100,000 in the aggregate, provided that the foregoing shall not prohibit or otherwise limit the Company from settling any pending or threatened Litigation solely with insurance proceeds;

(n) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o) terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q) agree or commit to do any of the foregoing.

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4.3          Affirmative Covenants of Bearing.

From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, except as contemplated or permitted by this Agreement, as set forth on the Bearing Disclosure Schedule, as required by applicable Law, or unless the prior written consent of the Company shall have been obtained (which shall not be unreasonably withheld, conditioned or delayed), Bearing shall, and shall cause each Bearing Subsidiary to: (a) operate its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to preserve intact its business organization and material assets and maintain its rights and franchises and keep available the services of present employees, consultants, independent contractors and executive officers of Bearing and the Bearing Subsidiaries; and (c) take no action that would reasonably be likely to (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

4.4          Negative Covenants of Bearing. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 6.1, unless the prior written consent of the Company shall have been obtained (which consent shall not be unreasonably withheld, conditioned or delayed), except as set forth in Section 4.4 of the Bearing Disclosure Schedule, except as otherwise expressly contemplated herein, and except as required by applicable Law, Bearing covenants and agrees that it will not do or agree or commit to do, or permit any of the Bearing Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Organizational Documents of any Bearing Entity;

(b) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under any equity compensation plan of Bearing or any Bearing Entity in effect prior to the date of this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Bearing Entity;

(c) adjust, split, combine or reclassify any capital stock of any Bearing Entity or issue or authorize the issuance of any other securities in respect of or in substitution for Bearing Common Shares, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Bearing Subsidiary (unless any such shares of stock are sold or otherwise transferred to another wholly owned Bearing Entity) or (ii) any asset having a book value in excess of $150,000 other than in the ordinary course of business consistent with past practice;

(f) adopt a plan of liquidation;

(g) (i) enter into any new line of business or into any new commercial territory outside of the United States or Canada or make or agree to make any new capital expenditures that, in the aggregate, are in excess of $150,000 or (ii) dispose of, grant, obtain or permit to lapse any material rights in any Intellectual Property or dispose of or disclose to any Person, except pursuant to confidentiality obligations or requirements of Law, other than to Representatives of the Company, any material Trade Secret;

(h) (i) except as required by the terms of any Plan or Contract (as in effect on the date hereof) or pursuant to requirements of Law, (A) increase the benefits available to any current or former executive officer or director; (B) increase the base salary, wages or bonus opportunity of any current or former executive officer or director of any Bearing Entity, except for an increase in bonus of not more than ten percent (10%) of the target bonus set forth in any employment agreement or established by the board of directors or any committee thereof for any current employee, executive officer or director in the ordinary course of business consistent with past practice; or (C) grant any severance, bonus, termination pay, equity or equity-based awards to any current or former executive officer or director of any Bearing Entity other than as required by any employment agreement or pursuant to any Plan established prior to the date of this Agreement; (ii) establish, adopt, amend or terminate any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, or any Plan, except as required to comply with requirements of Law; (iii) terminate without “cause” any executive officer; (iv) except for the hiring or engagement of non-officer employees or individual independent contractors who have aggregate annual compensation that is not in excess of $200,000, hire or engage any employee or individual independent contractor of any Bearing Entity; or (v) forgive or discharge in whole or in part any outstanding loans or advances to any present or former director, officer, employee, individual consultant or independent contractor of any Bearing Entity;

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(i) (i) make or change any material Tax election, (ii) file any materially amended Tax Return, (iii) settle any material Tax claim or assessment relating to the Bearing Entities, or (iv) surrender any right to claim a refund of material Taxes;

(j) make any material change in any accounting methods or policies or systems of internal accounting controls, except as may be required by changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto;

(k) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 5 not being satisfied;

(l) except in the ordinary course of business, enter into, modify, amend or terminate any Bearing Material Contract or waive, release, compromise or assign any material rights or claims with respect to any Bearing Material Contract;

(m) commence, settle or compromise any pending or threatened Litigation except with respect to compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $50,000 individually or $100,000 in the aggregate;

(n) pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice;

(o) terminate or allow to lapse, or modify in any material respect, any material insurance policy;

(p) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(q) agree or commit to do any of the foregoing.

4.5         Notification of Certain Matters.

(a) Each Party agrees to promptly notify the other Parties upon becoming aware of (i) any notice or other communication from any Person alleging that the consent of such Person may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, and (iii) any Litigation instituted or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against such Party or any its directors, officers or Affiliates, including by any stockholder of such Party, before any Governmental Entity, relating to or involving or otherwise affecting such Party or any of its Subsidiaries, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. The other Parties shall have the right to be consulted with respect to the defense of any such Litigation; provided, that subject to Section 4.17, the Party against whom the Litigation has been instituted or threatened shall retain the sole right and complete discretion to determine its own course of conduct with respect to any such Litigation.

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(b) Each Party agrees to promptly notify the other Parties upon becoming aware of (i) any facts or circumstances which could result in a decision from a court, patent office or other regulatory agency rendering any of such Party’s Intellectual Property invalid or unenforceable or (ii) any facts or circumstances, that would, or would reasonably be expected to, affect the validity or enforceability of any of such Party’s Intellectual Property or impair or constitute a Lien on such Party’s ability to transfer any of such Party’s Intellectual Property.

4.6          No Control of Other Party’s Business; Other Actions. Nothing contained in this Agreement is intended to give either party the right to control or direct any of the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective business, assets and operations.

4.7          Preparation of Proxy Statement/Prospectus and Registration Statement; Company Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, Bearing and the Company shall cooperate in preparing, and the Company shall file with the SEC, the Proxy Statement (when included in the Registration Statement as a prospectus, including any amendments or supplements, the “Proxy Statement/Prospectus”), as applicable, and Bearing shall prepare, together with the Company, and file with the SEC, the Registration Statement. Each of Bearing and the Company shall also prepare and file with the SEC any other document, schedule or statement required to be filed by such Party (a “Required Filing”). Each of Bearing and the Company shall promptly provide to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, Registration Statement and any Required Filing pursuant to this Section 4.7, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus, Registration Statement and any Required Filing. Bearing and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus, as applicable, to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. The Parties shall promptly provide copies, consult with each other and cooperate in the preparation of written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing and promptly advise one another of any oral comments received from the SEC. The Registration Statement, the Proxy Statement/Prospectus and any Required Filing shall, at the time of the Company Stockholders’ Meeting (if any, as necessary) comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. If necessary, the Company shall retain a proxy solicitor on terms reasonably acceptable to Bearing in connection with the solicitation of the Required Company Vote.

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(b) Bearing and the Company shall make all required filings with respect to the Merger and the transactions contemplated hereby under all applicable Securities Laws, including without limitation the Securities Act and the Exchange Act, with respect to Bearing the rules of the TSX-V, the rules of any stock exchange on which Bearing’s securities or the Company’s securities, as applicable, are listed, applicable state and Canadian provincial securities and “blue sky” Laws and any applicable foreign securities Laws or with any foreign securities authorities. Each Party will advise the other, promptly (but in any event within one (1) Business Day) after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bearing Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement/Prospectus, the Registration Statement or any Required Filing or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing shall be filed without the approval of both Bearing and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, this right of approval shall apply only with respect to information relating to the other Parties or its business, financial condition or results of operation. If at any time prior to the Effective Time, any information relating to Bearing, Sub or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Bearing or the Company that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Required Filing, as applicable, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly (but in any event within one (1) Business Day) notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c) If necessary, the Company shall cause the Company Stockholders’ Meeting to be duly called and held as soon as reasonably practicable after the SEC declares the Registration Statement effective for the purpose of obtaining the Required Company Vote. If necessary, in connection with such meeting, the Company will (i) use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

(d) Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in the Registration Statement, at the time the Registration Statement is declared effective by the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party to the Company specifically for inclusion in the Proxy Statement/Prospectus, as applicable, on the date such document is first mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting (if applicable) and at the Effective Time, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party shall use its reasonable best efforts to ensure that the information supplied or to be supplied by such Party specifically for inclusion or incorporation in any Required Filing, at the time any such Required Filing is filed with the SEC, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

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(e) The Company and Bearing shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement in connection with the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained.

4.8          Bearing Shareholders Approval. If required, Bearing shall as soon as reasonably practicable obtain the Bearing Shareholder Approval. In connection with such approval, Bearing will (i) use its reasonable best efforts to obtain the Bearing Shareholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting.

4.9          No Solicitation.

(a) From the date of this Agreement, neither the Company nor any of its directors or officers shall directly or indirectly, solicit offers from, or in any manner knowingly encourage, any proposal relating to any merger, business combination or acquisition regarding the Company (including a sale of a majority of the outstanding equity interests of the Company or a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole) until the earlier of: (i) December 31, 2017, or such other date as the parties agree to; or (ii) the Closing or the date this Agreement is terminated in accordance with its terms.

(b) From the date of this Agreement, neither Bearing nor any of its directors or officers shall directly or indirectly, solicit offers from, or in any manner knowingly encourage, any proposal relating to any merger, business combination, acquisition, sale or other transaction regarding Bearing or its Subsidiaries which would reasonably be expected, individually or in the aggregate, to materially delay, impair or prohibit the timely occurrence of the Closing or the performance by Bearing of its obligations hereunder, until the earlier of: (i) December 31, 2017, or such other date as the parties agree to; or (ii) the Closing or the date this Agreement is terminated in accordance with its terms.

4.10        Access to Information.

(a) Upon reasonable notice, each Party shall (and shall cause its subsidiaries to) afford to the other Parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request. Each Party shall maintain the electronic data room assembled and made available to the other Parties prior to the date hereof until the Effective Time, and shall not revoke the other Parties’ or their respective Representatives’ access thereto or delete any materials therefrom prior to the Effective Time without the other Parties’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Each Party hereto will hold any such information that is non-public in confidence to the extent required by, and in accordance with, Section 4.24. No investigation by any Party shall diminish, obviate or prevent any Party’s reliance upon any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

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4.11       Consents; Reasonable Best Efforts.

(a) The Company and Bearing shall cooperate with each other and each shall use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as soon as practicable, including, without limitation, preparing and filing as soon as practicable all documentation to effect all necessary undertakings, notices, reports and other filings and to obtain as soon as practicable all Governmental Approvals, and all other Consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity or other third party in order to consummate the Merger or any of the other transactions contemplated hereby, including with or from any works council, labor union or similar entity or governing body. Notwithstanding the immediately preceding sentence or anything to the contrary in this Agreement, no Party shall be required to sell, hold separate, divest, or otherwise dispose of any of its assets, or agree to conduct its business in a particular manner, in order to resolve any objections or suits (or threatened suits) that may be asserted by a Governmental Entity or other third party with respect to the Merger or the other transactions contemplated hereby as violative of any Antitrust Law. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege (collectively, “Legal Privilege”), Bearing and the Company shall use reasonable best efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to Bearing or the Company, as the case may be, and any of their respective Subsidiaries, that appears in (i) any filing made with, (ii) written materials submitted to, or (iii) oral statements made to, any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby. In connection with such collaboration, each of Bearing and the Company shall act reasonably and as promptly as practicable. Bearing and the Company will communicate with any governmental antitrust authority in respect of the transactions contemplated by this Agreement (other than communications that are not material or relate only to administrative matters) only after having consulted with the other’s advisors in advance and having taken into account any reasonable comments and requests of the other Party and its advisors. Where permitted by the governmental antitrust authority, Bearing and the Company will allow the other’s advisers to attend all meetings with any governmental antitrust authority or participate in any telephone calls or other such communications (other than meetings, telephone calls or communications that are not material or relate only to administrative matters).

(b) Subject to applicable Laws and the preservation of any applicable Legal Privilege, Bearing and the Company each shall, upon request by the other, use reasonable best efforts to cooperate in obtaining, and furnish the other with all information concerning itself, the Subsidiaries, directors, officers, shareholders and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement, any Required Filing or any other statements, filings, Governmental Approvals, notices or applications made by or on behalf of the Company, Bearing or any of their respective Subsidiaries to any Governmental Entity or other third party in connection with the Merger and the other transactions contemplated hereby.

(c) Subject to any confidentiality obligations and the preservation of any Legal Privilege, Bearing and the Company each shall use reasonable best efforts to keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Bearing or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity or other third party with respect to the Merger and the other transactions contemplated hereby.

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(d) Subject to the provisions of Section 4.24, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Bearing, Sub and the Company shall cooperate with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

4.12        Filing with State Office. Upon the terms and subject to the conditions of this Agreement, Sub and the Company shall execute and file the Articles of Merger with the office of the Secretary of State of the State of Nevada in connection with the Closing.

4.13        Directors’ and Officers’ Indemnification and Insurance.

(a) For purposes of this Section 4.13, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation, whether or not such claim, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, Bearing and the Surviving Corporation shall (i) indemnify and hold harmless against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law, the Bearing Organizational Documents and the Company Organizational Documents, and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Organizational Documents immediately prior to the Effective Time and the Bearing Organizational Documents and ensure that the Articles of Incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and the Company Subsidiaries than are presently set forth in the Company Organizational Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 4.13(b) shall not be amended, repealed or otherwise modified at any time until six (6) years from the Effective Time in a manner that would adversely affect the rights of such Indemnified Person as provided herein except as required by applicable Law. Without limiting the foregoing, in any case in which approval by Bearing or the Surviving Corporation is required to effectuate any indemnification or advancement of expenses, Bearing or the Surviving Corporation, as applicable, shall direct, at the election of the Indemnified Person, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Bearing and the Indemnified Person.

(c) Subject to applicable Law, the rights of any Indemnified Person under this Section 4.13 shall be in addition to any other rights such Indemnified Person may have under the Articles of Incorporation or bylaws of Bearing, the Surviving Corporation or any of the Company Subsidiaries or Bearing Subsidiaries under the NRS or otherwise. The provisions of this Section 4.13 shall survive the consummation of the Merger for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and personal representatives; provided, that in the event that any claim or claims for indemnification set forth in Section 4.13 are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

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4.14        Press Releases. The initial press release concerning the Agreement and the Merger shall be a joint release and, thereafter, so long as this Agreement is in effect, none of Bearing, Sub or the Company will disseminate any press release or other public disclosure materially related to this Agreement, the Merger or any other transaction contemplated hereby, without the prior consent of the other Parties hereto; provided, that nothing in this Section 4.14 shall be deemed to prohibit any Party from making any disclosure that its outside legal counsel deems required by Law or the rules or regulations of any applicable securities exchange or Governmental Entity to which the relevant Party is subject or submits, wherever situated, in which case the Party required to make the release or announcement shall use its reasonable best efforts to allow each other Party reasonable time to comment on such release or announcement in advance of such issuance provided, further, that each of Bearing and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Bearing and the Company and do not reveal material, non-public information regarding the other Parties.

4.15        Takeover Laws; Charter Provisions; No Rights Plan.

(a) Each party shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the such party’s Organizational Documents or restrict or impair the ability of any other party to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company that may be directly or indirectly acquired or controlled by such other party.

(b) From the date hereof through the earlier of termination of this Agreement and the Effective Time, the no party will not adopt, approve or agree to adopt, a rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in such party’s Organizational Documents that is, or at the Effective Time shall be, applicable to the such party, the capital stock of such party, the Merger or the other transactions contemplated by this Agreement.

4.16        Employee Benefits and Contracts. As of the Effective Time (and for at least six months thereafter), Bearing shall provide, and cause the Surviving Corporation to provide, pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) to the employees of the Company and the Company Subsidiaries which when taken as a whole are substantially similar to the pension, welfare and fringe benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are provided to such employees pursuant to Plans on the date of this Agreement. Nothing herein shall require Bearing to continue any particular Plan or benefit or prevent Bearing from terminating (or causing the termination of) the employment of any employee of the Company or any Company Subsidiary at any time after the Closing Date for any reason (or no reason). The provisions of this Section 4.16 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to constitute an amendment to any Plan or create any right or cause of action in or on behalf of any Person (including, for the avoidance of doubt, any current or former employees, officers, directors or consultants of the Company or any of the Company Subsidiaries), other than the parties hereto; provided that the directors of Bearing who are appointed by the Company, acting by majority of such directors, can separately and enforce and cause Bearing to comply with this Section.

4.17        Shareholder Litigation. Each of the Company and Bearing shall keep the other Parties hereto informed of, and cooperate with such Parties in connection with, any shareholder litigation or claim against such Party and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, that, notwithstanding any contrary provision herein, no settlement in connection with such shareholder litigation shall be agreed to by the Company without Bearing’s prior written consent (not to be unreasonably withheld, delayed or conditioned), and no settlement in connection with such shareholder litigation shall be agreed to by Bearing without the Company’s prior written consent.

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4.18        OTCQB; Post-Closing SEC Reports. Prior to the Effective Time, the Company shall cooperate with Bearing and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTCQB to enable the removal by the Surviving Corporation of the Company Common Stock from the OTCQB, if applicable, and the deregistration of the Company Common Stock under the Exchange Act, in each case, promptly after the Effective Time (the “Delisting”). If the Surviving Corporation is reasonably likely to be required to file any reports pursuant to the Exchange Act prior to the Delisting, the Company will deliver to Bearing at least three (3) Business Days prior to the Closing a substantially final draft of any such reports reasonably likely to be required to be prior to the Delisting (“Post-Closing SEC Reports”). The Post-Closing SEC Reports provided by the Company pursuant to this Section 4.18 will (i) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the provisions of applicable Laws.

4.19        FIRPTA Company Certificate. Prior to the Effective Time, the Company shall execute and deliver to Bearing and Sub a certificate (in a form reasonably acceptable to Bearing and Sub) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), as well as any other documentation reasonably requested by Bearing to establish that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code.

4.20        Reserved

4.21        Governance Matters. The Company and Bearing shall take all reasonable action to cause, effective at the Effective Time, the resignations of all such directors and officers of the Company, Bearing and the Subsidiaries as shall not be continuing as such as contemplated by this Agreement following the Effective Time.

4.22        SEC Reports. During the period prior to the Effective Time, the Company shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the SEC required to be filed or furnished pursuant to the Exchange Act or other federal or applicable foreign securities Laws.

4.23        TSX-V Reports. During the period prior to the Effective Time, Bearing shall continue to timely file or furnish all forms, reports, statements, schedules and other materials with the CSA required to be filed or furnished pursuant to the British Columbia Securities Act, Canadian securities Laws or other applicable foreign securities Laws.

4.24        Confidentiality. From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Section 6.1, and, in the event that this Agreement is terminated in accordance with Section 6.1, for a period of two (2) years after such termination:

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(a) The Company hereby agrees that it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Bearing Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Bearing or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Bearing Confidential Information without Bearing’s prior written consent; and (ii) in the event that during the restricted period under this Section 4.24, the Company or any of its Representatives becomes legally compelled (including by requirements of applicable Securities Laws) to disclose any Bearing Confidential Information, (A) provide Bearing with prompt written notice of such requirement so that Bearing or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 4.24, and (B) in the event that such protective Order or other remedy is not obtained, or Bearing waives compliance with this Section 4.24, furnish only that portion of such Bearing Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Bearing Confidential Information. In the event that this Agreement is terminated, the Company shall, and shall cause its Representatives to, promptly deliver to Bearing any and all copies (in whatever form or medium) of Bearing Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Bearing hereby agrees that it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Company or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Company Confidential Information without the Company’s prior written consent; and (ii) in the event that during the restricted period under this Section 4.24, Bearing or any of its Representatives becomes legally compelled (including by requirements of applicable Securities Laws) to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 4.24, and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 4.24, furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated, Bearing shall, and shall cause its Representatives to, promptly deliver to the Company any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

4.25        Voting and Support Agreement.

(c) Until the Company Stockholders’ Meeting, the Company shall use its commercially reasonable efforts to cause those Persons identified on Schedule 4.25(a) to enter into a voting and support agreement, which shall be substantially in the form of Exhibit B (the “Voting and Support Agreement”) with respect to Persons holding Company Common Stock which, in each case, among other things, sets forth such Persons’ respective agreements to vote in favor of, as applicable, the Merger, the election of the persons identified on Schedule 4.26 to the Bearing Board and the other transactions contemplated hereby.

(d) If it is determined that the Bearing Shareholder Approval is required, then from the date of such determination until the meeting of Bearing stockholders to obtain such Bearing Shareholder Approval, Bearing shall use its commercially reasonable efforts to cause shareholders to enter into a voting and support agreement, in form and substance substantially similar to the Voting and Support Agreement, which, among other things, sets forth such stockholder’s agreements to vote in favor of the matters for the Bearing Shareholder Approval.

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4.26       Bearing Board of Directors. Bearing and the Bearing Board shall take such action as required such that, effective as of the Effective Time, the Bearing Board shall comprise a total of five members, each of whom is identified on Schedule 4.26 and each of whom shall hold office as a director of Bearing until the next annual meeting of Bearing and until such person’s successor is duly qualified and elected.

4.27        Disclosure Schedule Updates. Prior to the Effective Time, the Company will have the right, but not the duty, to update the Company Disclosure Schedules, and Bearing will have the right, but not the duty, to update the Bearing Disclosure Schedules, in each case by providing notice to the other in accordance with the terms of this Agreement, to add disclosures with respect to actions taken by or on behalf of such Party or its Subsidiaries after the date of this Agreement that are either (i) expressly contemplated by the terms of this Agreement or (ii) in the ordinary course of business and expressly permitted under the terms of this Agreement, including entering into new Company Material Contracts or Bearing Material Contracts, as applicable. Any such update, so long as it is provided at least two (2) Business Days prior to the Closing and otherwise fulfills the requirements of this Section 4.27 will be deemed to cure any inaccuracy or breach as of the Closing Date with respect to such matters, except to the extent that such matters would constitute, individually or in the aggregate, a Material Adverse Effect with respect to the disclosing Party.

ARTICLE 5

CONDITIONS PRECEDENT

5.1         Conditions to Obligations of Each Party.

The obligations of the Company, Bearing and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver (other than the Required Company Vote and Bearing Shareholder Approval, neither of which may be waived in any circumstance) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) Bearing Shareholder Approval. Solely to the extent required, Bearing shall have obtained the Bearing Shareholder Approval.

(c) TSX-V Approval. TSX-V Approval shall have been obtained.

(d) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby; provided, that the provisions of this Section 5.1(d) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 4.11 shall have been the cause of, or shall have resulted in, such order or injunction.

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(e) Consents and Approvals. All consents, waivers, authorizations and approvals of any Governmental Entity or any third party required in connection with the execution, delivery and performance of this Agreement and the other transactions contemplated hereby set forth on Section 5.1(e) of the Company Disclosure Schedule and Section 5.1(e) of the Bearing Disclosure Schedule shall have been duly obtained and shall be in full force and effect on the Closing Date.

(f) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(g) Dissolution of Minera Li Energy SpA. Prior to the Closing, Minera Li Energy SpA shall have been dissolved and its assets distributed to its equity holders such that the Company has become a direct owner of its share of Minera Li Energy SpA’s interests in Minera Salar Blanco S.A.

(h) Minera Salar Blanco Shareholders Agreement. Prior to the Closing, the MSB Shareholders Agreement shall have been executed and become effective between the Company, Minera Salar Blanco SpA, Lithium Power Inversiones Chile SpA and Lithium Power International Limited.

(i) Appointment to the Board. The members of the Bearing Board shall have been elected or appointed to the Bearing Board as of the Closing consistent with the requirements of Section 4.26.

5.2         Conditions to Obligations of Bearing and Sub.

The obligations of Bearing and Sub to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, or waiver by Bearing, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article 2 of this Agreement shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to the Company or a Company Subsidiary (each, a “Company Materiality Qualifier”)) as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), except for such inaccuracies which, individually or in the aggregate do not and would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing and uncured.

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(d) Closing Deliveries.

(i) Officer Certificate. Bearing shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 5.2(a), 5.2(b) and 5.2(c).

(ii) Secretary Certificate of the Company. The Company shall have delivered to Bearing, a certificate executed by the Company’s secretary or other executive officer, certifying as to the validity and effectiveness of, and attaching, each of the following: (A) a copy of the Company’s Articles of Incorporation as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company Board authorizing and approving the execution, delivery and performance of this Agreement, the Articles of Merger and each Ancillary Document to which the Company is a party or bound, the consummation of the Merger and the other transactions contemplated hereby and thereby, and recommending the approval and adoption of the same by the holders of Company Common Stock at a duly called meeting of thereof, (C) the Required Company Vote and (D) the incumbency of officers of the Company authorized to execute this Agreement and any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Bearing a good standing certificate (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Entity of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) MSB Shareholders Agreement. Bearing shall have received a copy of the MSB Shareholders Agreement, duly executed by all parties thereto.

5.3          Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Bearing and Sub set forth in Article 3 of this Agreement shall be true and correct in all material respects (without giving effect to any limitation indicated by the words “Bearing Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially” used with respect to Bearing, the Bearing Subsidiaries or Sub (each, a “Bearing Materiality Qualifier”)) when made and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of such date), except for such inaccuracies which, individually or in the aggregate do not and would not reasonably be expected to result in a Bearing Material Adverse Effect.

(b) Performance of Obligations of Bearing. Bearing shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Bearing Material Adverse Effect. No Bearing Material Adverse Effect shall have occurred since the date of this Agreement and be continuing and uncured.

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(d) Closing Deliveries.

(i) Officer Certificate. Bearing shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Bearing in such capacity, certifying as to the satisfaction of the conditions specified in Sections 5.3(a), 5.3(b) and 5.3(c).

(ii) Secretary Certificate. Bearing shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Bearing’s Organizational Documents as in effect as of the Closing Date, showing that Bearing has authorized sufficient Bearing Common Shares to permit the issuance of the Merger Consideration in accordance with this Agreement, (B) the requisite resolutions of the Bearing Board authorizing the execution, delivery and performance of the Merger, this Agreement, the Articles of Merger, each of the Ancillary Documents to which it is a party or by which it is bound, the consummation of the transactions contemplated hereby and thereby, the adoption of the Articles of Incorporation of the Sub, the adoption and assumption of the Company Equity Incentive Plan, and recommending the approval and adoption of all of the foregoing by the Bearing Shareholders at a duly called meeting of Bearing Shareholders, (C) evidence that the Bearing Shareholder Approval shall have been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Bearing is or is required to be a party or otherwise bound.

(iii) Good Standing. Bearing shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for Bearing certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Entity of Bearing’s jurisdiction of organization and from each other jurisdiction in which Bearing is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Voting and Support Agreement. The Company shall have received a copy of the Voting and Support Agreement, duly executed by each of the persons set forth on Schedule 4.25(b).

(v) Employment Agreements. The Company shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Bearing, between each of the persons set forth on Schedule 5.3(e)(v) hereto and Bearing, each such employment agreement duly executed by the parties thereto.

(vi) Resignations. The Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of Bearing as reasonably requested by the Company to give effect to Section 4.26.

(vii) Legal Opinion. The Company shall have received a duly executed legal opinion from Bearing’s counsel MacDonald Tuskey, in form and substance reasonably satisfactory to the Company, addressed to the Company and dated as of the Closing Date, which will include an opinion that, other than as may be expressly required by the TSX-V prior to the Closing, the Bearing Shareholder Approval is not required, and the Bearing Common Shares to be received as Merger Consideration by the stockholders of the Stockholders will, in accordance with applicable Law and the rules of all Governmental Authorities, be freely tradeable on the date which is four months and one day after the Effective Date.

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ARTICLE 6

TERMINATION

6.1          Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote or, if required, the Bearing Shareholder Approval (except as otherwise expressly noted):

(a) by mutual written consent of Bearing and the Company, by action of their respective boards of directors;

(b) by written notice by either the Company or Bearing if:

(i) the Effective Time shall not have occurred on or before December 31, 2017 (the “Termination Date”) or if any of the conditions to the Closing set forth in Article 5 have not been satisfied or waived by the Termination Date; provided that the Termination Date shall be automatically extended for a period of sixty (60) days in the event that the failure of the Closing to have occurred by the initial Termination Date results primarily by the failure of any of the conditions set forth in Sections 5.1(d), 5.1(e), or 5.1(f) ; and provided further, that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall have used its reasonable best efforts to remove such restraint or prohibition as required by this Agreement; and provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(iii) the Company Stockholders’ Meeting shall have been conducted and the Required Company Vote shall not have been obtained; or

(iv) to the extent that the Bearing Shareholder Approval is required, Bearing shall have conducted a meeting of its stockholders and such Bearing Shareholder Approval shall not have been obtained.

(c) by written notice by Bearing, if:

(i) the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured by the Company within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from Bearing (or, if earlier the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.2 (treating the Closing Date for purposes thereof as the date of this Agreement, or if later, the date of such breach); provided that Bearing’s right to terminate this Agreement pursuant to this Section 6.1(c)(i) shall not be available if Bearing or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.3 not being satisfied (treating the Closing Date for purposes thereof as the date of this Agreement, or if later, the date of such breach);

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(ii) (x) the Company Board fails to include the Company Board Recommendation in the final Proxy Statement/Prospectus or (y) the Company Board shall have changed the Company Board Recommendation to not support this Agreement and the transactions contemplated hereby;

(iii) if (x) all of the conditions contained in Section 5.1 and Section 5.3 have been satisfied or waived by the Company (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the Company at the Closing)) and (y) the Company fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2;

(iv) if there shall have been a Company Material Adverse Effect following the date of this Agreement which is uncured and continuing;

(v) within forty-five (45) days after the date of this Agreement if Bearing is not reasonably satisfied with the results of such due diligence investigation of the Company; or

(d) by written notice by the Company, if:

(i) Bearing or Sub shall have breached or failed to perform in any respect any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is not cured within thirty (30) days following receipt by Bearing of written notice of such breach or failure to perform from the Company (or, if earlier, the Termination Date), and (B) would result in a failure of any condition set forth in Sections 5.1 or 5.3 (treating the Closing Date for purposes thereof as the date of this Agreement, or if later, the date of such breach); provided, that the Company’s right to terminate this Agreement pursuant to this Section 6.1(d)(i) shall not be available if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder that would result in the conditions to Closing set forth in Sections 5.1 or 5.2 not being satisfied (treating the Closing Date for purposes thereof as the date of this Agreement, or if later, the date of such breach);

(ii) (A) the Bearing Board shall have failed to publicly reaffirm the Bearing Board Recommendation within two (2) Business Days after the Company so requests in writing;

(iii) if (x) all of the conditions contained in Section 5.1 and Section 5.2 have been satisfied or waived by Bearing (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by Bearing at the Closing)) and (y) Bearing and Sub fail to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 1.2;

(iv) if there shall have been a Bearing Material Adverse Effect following the date of this Agreement which is uncured and continuing; or

(v) within forty-five (45) days after the date of this Agreement if the Company is not reasonably satisfied with the results of such due diligence investigation of Bearing.

6.2          Effect of Termination. Except as provided in this Section 6.2, in the event of termination of this Agreement by either the Company or Bearing as provided in Section 6.1, this Agreement (other than Section 4.14, 4.24, 6.2, 6.3, and Article 7) shall forthwith become void and there shall be no liability or obligation on the part of Bearing, Sub or the Company or their respective Representatives; provided, that the termination of this Agreement shall not relieve any Party from any liability for any fraud, intentional misrepresentation or intentional and material breach of this Agreement prior to termination.

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6.3          Expenses. Except as otherwise provided herein, including as set forth in Section 6.2, all Expenses shall be borne by the Party incurring such Expenses.

ARTICLE 7

MISCELLANEOUS

7.1          Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Arm’s Length” has the meaning ascribed thereto in the Tax Act.

“BC Securities Act” means that the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time, and includes any successor thereto.

“Bearing Common Shares” means the common shares, no par value per share, of Bearing.

“Bearing Confidential Information” means all confidential or proprietary documents and information concerning Bearing or any of its Subsidiaries or Representatives, including their respective assets, liabilities, financial condition, business, operations, plans, strategies, pricing, contracts, customers, suppliers, employees, trade secrets and intellectual property, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Bearing Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Bearing or its Representatives to the Company or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Bearing Confidential Information.

“Bearing Disclosure Schedule” means the written information set forth in the Disclosure Schedule delivered as of the date of this Agreement by Bearing to the Company.

“Bearing Entities” means, collectively, Bearing and all Bearing Subsidiaries.

“Bearing IP” means (a) all Intellectual Property relating to the assets, operations, or business of Bearing in which Bearing and the Bearing Subsidiaries have an ownership interest, and (b) all other Intellectual Property which Bearing and any of the Bearing Subsidiaries use and exploit in connection with their respective business and operations.

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“Bearing Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or would reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Bearing Entities, taken as a whole; provided, that “Bearing Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in IFRS, GAAP or regulatory accounting requirements, (C) actions and omissions of any Bearing Entity taken with the prior written consent of the Company, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Bearing Common Shares (it being understood that any cause of any such change may be taken into consideration when determining whether a Bearing Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States or Canada or in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada or any of their respective territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, or (G) any failure by Bearing to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Bearing Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded); (H) any natural disaster or act of God, provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), (F) and (H) above shall be considered for purposes of determining whether there has been or could reasonably be expected to be a Bearing Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Bearing Entities, as compared to other companies operating in the industry or territory in which the Bearing Entities operate; or (ii) the ability of Bearing to perform its obligations under this Agreement or the Ancillary Documents or to consummate the Merger or the other transactions contemplated by this Agreement or the Ancillary Documents.

“Bearing Material Contract” means any Contract that is binding upon Bearing or any Bearing Subsidiary and that: (i) would be required to be filed by Bearing as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of Bearing or any Bearing Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any Bearing Entity of $100,000 or more; (iv) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000; (v) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (vii) contains a “standstill” or similar provision that restricts the ability of Bearing, the Bearing Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

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“Bearing Mineral Properties” means all mineral claims or interests described in Exhibit C-2 hereto, including any replacement or successor claims, and all mineral/mining leases and other mining interests derived from any such claims, and including all royalties, licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the property, or for the purpose of placing the property into production or continuing production therefrom.

“Bearing Public Disclosure Record” means (i) all documents and information filed by Bearing under applicable Securities Laws on the System for Electronic Document Analysis Retrieval (SEDAR) and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR), during the period commencing June 7, 2011 and ending on the Effective Date, which are publicly available as of the date hereof or as of the Effective Date.

“Bearing Shareholder Approval” means, if and to the extent required by the TSX-V or other Regulatory Authority and concurred upon by written opinion of Bearing’s counsel, approval by holders of a majority of Bearing’s issued and outstanding Common Shares of the issuance of the Merger Consideration, the execution, delivery and performance of the Merger, this Agreement, the Articles of Merger, each of the Ancillary Documents to which Bearing is a party or by which it is bound, the consummation of the transactions contemplated hereby and thereby, the adoption of the Articles of Incorporation of the Sub and the election of the persons identified on Schedule 4.26 to the Bearing Board.

“Bearing Subsidiaries” means the Subsidiaries of Bearing, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Bearing in the future and held as a Subsidiary by Bearing at the Effective Time.

“Business Day” means a day except (i) a Saturday, (ii) a Sunday, (iii) another day on which the SEC or banks in the City of New York are authorized or required by Law to be closed or (iv) a statutory or civic holiday in Vancouver, British Columbia.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company, including the shares of Company Common Stock issuable upon exercise of the Company Warrants, Company Options, or Company Restricted Stock Units which shall have been exercised for the purchase of Company Common Stock immediately prior to Closing.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Subsidiaries or Representatives, including their respective assets, liabilities, financial condition, business, operations, plans, strategies, pricing, contracts, customers, suppliers, employees, trade secrets and intellectual property, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Bearing or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to Bearing or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Schedule” means the written information set forth in a Disclosure Schedule delivered as of the date of this Agreement to Bearing and attached hereto describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, referencing each Section of this Agreement under which such disclosure is being made. Unless reasonably apparent from its face, information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

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“Company Entities” means, collectively, the Company and the Company Subsidiaries.

“Company IP” means: (a) all Intellectual Property relating to the assets, operations, or business in which the Company and any of the Company Subsidiaries have an ownership interest; and (b) all other Intellectual Property which the Company and any of the Company Subsidiaries use and exploit in connection with its business or operations;

“Company Material Adverse Effect” means any state of facts, event, change, circumstance, development, effect or occurrence which, individually or together with any other state of facts, event, change, circumstance, development, effect or occurrence, has or would reasonably be expected to have a material adverse impact on (i) the assets, properties, capitalization, condition (financial or otherwise), financial position, business or results of operations of the Company Entities, taken as a whole; provided, that “Company Material Adverse Effect” shall be deemed to exclude the impact of (A) changes after the date hereof in Laws (or interpretations thereof) of general applicability or interpretations thereof by Governmental Entities, (B) changes or modifications after the date hereof in GAAP or regulatory accounting requirements, (C) actions and omissions of any Company Entity taken with the prior written consent of Bearing, (D) the public announcement of this Agreement, including, without limitation, any shareholder litigation related to this Agreement, (E) changes in the market price or trading volume of Company Common Stock (it being understood that any cause of any such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), (F) general national or international economic, financial, political or business conditions including the engagement by the United States or Canada in hostilities, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, Canada or any of their respective territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, or (G) any failure by the Company to meet internal projections or forecasts or third-party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur, unless such cause is otherwise excluded), or (H) any natural disaster or act of God; provided, that state of facts, events, changes, circumstances, developments, effects or occurrences referred to in clauses (A), (B), (F) and (H) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of facts, events, changes, circumstances, developments, effects or occurrences has had or could reasonably be expected to have a disproportionate adverse effect on the Company Entities, as compared to other companies operating in the industry or territory in which the Company Entities operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Material Contract” means any Contract that is binding upon the Company or any Company Subsidiary and that: (i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) contains covenants that limit the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could restrict or purport to restrict the ability of the Surviving Corporation or Bearing or any of their Affiliates) to compete in any business or with any Person or in any geographic area; (iii) involves the payment to or from any Company Entity of $100,000 or more; (iv) relates to Company Intellectual Property (excluding contracts for the use of commercially available software); (v) relates to indebtedness for borrowed money or any third-party financial guaranty, in each case in excess of $500,000; (vi) involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract; (vii) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated; or (viii) contains a “standstill” or similar provision that restricts the ability of the Company, the Company Subsidiaries or any of their respective Affiliates to acquire any of the securities or assets of a third party or such third party’s Affiliates.

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“Company Equity Compensation Plan” means the 2009 Equity Incentive Plan adopted by the Company on October 19, 2009.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Mineral Properties” means all mineral claims or interests described in Exhibit C-1 hereto, including any replacement or successor claims, and all mineral/mining leases and other mining interests derived from any such claims, and including all royalties, licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the property, or for the purpose of placing the property into production or continuing production therefrom.

“Company SEC Documents” means the SEC Documents of the Company.

“Company Stockholders’ Meeting” means the meeting of the stockholders of the Company to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, including any adjournment or adjournments thereof.

“Company Subsidiaries” means the Subsidiaries of the Company, which shall include any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, obligation, plan, practice, restriction, promise, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“CSA” means the Canadian Securities Administrators.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit; or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” means all foreign, federal, state, provincial, or local statutes, regulations, ordinances, orders, judgments, codes, decrees or other legal requirements protecting the environment, including the ambient air, soil, surface water or groundwater or natural resources, pollution or human exposure to Materials of Environmental Concern.

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“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Expenses” of a Person means all fees and expenses, including all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates), incurred by or on behalf of such Person in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus, the Registration Statement, and the other Required Filings and any amendments or supplements thereto, and the solicitation of shareholder approval and all other matters related to the transactions contemplated hereby.

“GAAP” means United States generally accepted accounting principles, consistently applied during the periods involved.

“Governmental Entity” shall mean any foreign, multinational, supra-national, or domestic arbitrator, court, nation, governmental or quasi-governmental agency, government, any state, provincial, or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant deemed under any Environmental Law to be deleterious to the environment or worker or public health or safety.

“IFRS” means International Financial Reporting Standards, consistently applied during the periods involved.

“IRS” means the United States Internal Revenue Service.

“Intellectual Property” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world including all: (i) patents and patent applications, formulae, processes, and inventions and discoveries, whether or not patentable or otherwise subject to registration; (ii) trademarks, service marks, and trade dress trade names, service marks, logos, slogans, and other indicia of origin, and the goodwill associated therewith; (iii) rights in or associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (iv) trade secrets, know-how; and all similar proprietary right; (v) software, software code (in any form, including source code, executable code and object code), subroutines, techniques, and user interfaces and (vi) all registrations, renewals, extensions, combinations, divisions or reissues of, and applications for, any of the rights referred to in the immediately preceding clauses (i) through (v).

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“Knowledge” as used with respect to (i) the Company (including references to the Company being aware of a particular matter) means the personal knowledge after reasonable inquiry of its Chief Executive Officer and (ii) Bearing (including references to Bearing being aware of a particular matter) means the personal Knowledge after reasonable inquiry of its Chief Executive Officer or Chief Financial Officer.

“Law” means any foreign, federal, state, provincial or local law, statute, code, ordinance, rule, regulation or other requirement promulgated by a Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding, (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any charge of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens reflected (or with respect to liabilities reflected) in the most recent audited financial statements of the Company or any Company Subsidiary or Bearing or any Bearing Subsidiaries, as applicable; (ii) mechanics’, materialmen’s, workmen’s or similar liens; (iii) easements, rights of way or similar encumbrances that do not materially interfere with the operations of the business of the Company Entities or the Bearing Entities, as applicable, as presently conducted; (iv) liens for Taxes and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable or are being contested in good faith; (v) with respect to Article 4 hereof, all matters created or caused by or on behalf of, or with the written consent of, Bearing; and (vi) restrictions on transfers arising under applicable securities Laws.

“Materials of Environmental Concern” means any pollutants or contaminants or any hazardous, acutely hazardous, radioactive or toxic substance, material or medical or other waste defined and regulated as such under Environmental Laws.

“Order” means any administrative award, settlement, decree, injunction, judgment, quasi-judicial decision or award, ruling or writ of any Governmental Entity.

“Organizational Documents” means with respect to any entity, the certificate or articles of incorporation and bylaws of such entity or any similar charter or other organizational documents of such entity.

“Party” means any of Bearing, Sub or the Company, and “Parties” means Bearing, Sub and the Company.

“Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

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“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proxy Statement” means the proxy statement on Schedule 14A to be prepared and filed with the SEC by the Company relating to the approval and adoption by the Company’s shareholders of this Agreement, the Merger and the other transactions contemplated by this Agreement.

“Registered IP” means all Intellectual Property that is registered, filed, recorded, or issued with, by or under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing;

“Registration Statement” means the registration statement on Form F-4, and any amendment or supplement thereto, pursuant to which the Bearing Common Shares issuable in the Merger will be registered with the SEC, in which the Proxy Statement will be included as a prospectus.

“Regulatory Authorities” means, collectively, the SEC, the OTC Markets Group, the Financial Industry Regulatory Authority, the TSX-V, the Federal Trade Commission, the Department of Justice, any state securities commission or securities regulatory authority, any securities commission or other securities regulatory authorities in each of the provinces of Canada or in the U.S., and all other foreign, federal, state, provincial, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities (whether domestic or foreign) having jurisdiction over the Parties and their respective Subsidiaries.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representative” means any director, officer, employee, Affiliate, investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.

“Required Company Vote” means the affirmative vote at an annual or special meeting of the stockholders of the Company, at which a quorum is present in accordance with the NRS and the bylaws of the Company, of holders of the Company Common Stock representing at least a majority of the voting power of the stockholders.

“Returns” means all reports, forms, elections, designations, information statements and returns (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, forms, schedules, agreements (oral or written), registration statements, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the SEC pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended.

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“Securities Laws” means, as applicable, the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, U.S. and state securities laws, the BC Securities Act, Canadian provincial laws and the rules and regulations and published policies of any Regulatory Authority as now in effect and as they may be promulgated or amended thereunder, from time to time.

“Sub Common Stock” means the common stock, par value $0.01 per share, of Sub.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. For the avoidance of doubt, Minera Li Energy SpA and Minera Salar Blanco S.A. are not Subsidiaries of the Company.

“Surviving Corporation” means the Company as the surviving corporation in the Merger.

“Tax” or “Taxes” means any federal, state, provincial, county, local, or foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States, Canada, or any state, county, province, local or other foreign government or subdivision or agency thereof, whether imposed directly or through withholding, whether disputed or not, and including any interest, penalties and additions imposed thereon or with respect thereto, and any Liability for payment of any amounts described in above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any Tax sharing, Tax indemnity or Tax allocation Contract or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of Law.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Tax Laws” means any Laws relating to Taxes.

“Tax Liability” means any Liability in respect of Taxes.

“Tax Return” means any report, return, information return or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or the Company Subsidiaries, and any schedule, attachment or amendment to any Tax Return.

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“TSX-V” means the TSX Venture Exchange.

“TSX-V Approval” means conditional approval of the TSX-V to list the Bearing Common Shares issuable pursuant to this Agreement on the TSX-V, with final approval of the TSX-V being subject to receipt of the Bearing Shareholder Approval, if required, and the satisfaction of certain customary filing requirements of the TSX-V.

“TSX-V Documents” means all reports, forms, schedules, agreements (oral or written), prospectuses, information circulars, proxy statements and other documents (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) filed, or required to be filed, by a Party with the CSA pursuant to the Securities Laws.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “but not limited to.” The word “or” is not exclusive. References to “written” or “in writing” include in visual electronic form. Words of one gender shall be construed to apply to each gender.

7.2.          Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 4.13 and those other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 7.

7.3.          Disclosure Schedules. The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such disclosure schedules, that such information is required to be listed in such disclosure schedules or that such information is material to any party or the conduct of the business of any party. For the purposes of the Company Disclosure Schedules and the Bearing Disclosure Schedules, any information, item or other disclosure set forth in any part of such disclosure schedules shall be deemed to have been set forth in all other applicable parts of such disclosure schedules to the extent that the applicability of such disclosure to such other parts is reasonably apparent on the face of such disclosure. Matters reflected in any disclosure schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in such disclosure schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

7.4.          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal and state courts located in the State of Nevada and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of this Agreement; provided, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

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7.5.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6.      Severability; Construction. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.7.      Specific Performance. The Parties agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such obligations. Accordingly, the Parties agree that, if for any reason any of Bearing, Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the Party seeking to enforce this Agreement against such nonperforming Party shall be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity. The Parties agree that (a) by seeking the remedies provided for in this Section 7.7, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under the terms of this Agreement in the event that the remedies provided for in this Section 7.7 are not available or otherwise are not granted and (b) nothing contained in this Section 7.7 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 7.7 before exercising any termination right under Article 6 (and, if applicable, pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 7.7 or anything contained in this Section 7.7 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

7.8.      Entire Agreement. This Agreement contains the entire understanding among the Parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

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7.9.      Amendments. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Company Vote, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

7.10.    Extension; Waivers. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

7.11.    Parties in Interest. Except for (i) the rights of the Company shareholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the shareholders are the intended beneficiaries following the Effective Time), (ii) the rights of holders of Company Options, Company Restricted Stock Units and Company Warrants to have their Company Options, Company Restricted Stock Units and Company Warrants, respectively, converted into and become rights with respect to Bearing Common Shares (of which the option holders, holders of restricted stock units and warrant holders are the intended beneficiaries immediately prior to the Effective Time) in accordance with Section 1.8, and (iii) the rights to continued indemnification and insurance pursuant to Section 4.13 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Bearing. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Bearing.

7.12.    Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties and any purported transfer without such consent is null and void ab initio and of no force or effect. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

7.13.    Notices. All notices, requests, demands and other communications in connection with this Agreement shall be in writing and shall be deemed given if (a) delivered personally, on the date of such delivery, (b) upon non-automated confirmation of receipt when transmitted via facsimile or electronic mail (but only if followed by transmittal by nationally recognized overnight courier or by hand for delivery on the next Business Day), or (c) on receipt (or refusal to accept delivery) after dispatch by registered or certified mail (return receipt requested), postage prepaid, or by a nationally recognized overnight courier (with confirmation), addressed, in each case, as follows:

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If to the Company prior to the Effective Time:

Li3 Energy, Inc.

Avda. Americo Vespucio 80

11th Floor

Santiago, Chile

Attention:  Luis Saenz

Email: luis.saenz@li3energy.com

with a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York  10105

Attn:	Richard Anslow, Esq.

     Matthew Gray, Esq.

Facsimile No.:  (212) 370-7889

Telephone No.:  (212) 370-1300

Email:	ranslow@egsllp.com
mgray@egsllp.com

If to Bearing or Sub or, from and after the Effective Time, the Company:

Bearing Resources Ltd.

c/o Suite 409-221 West Esplanade

North Vancouver, BC V7M 3J3

Attention: Jeremy Poirier

Email: Jpoirier@bearingresource.ca

with a copy to (which shall not constitute notice):

MACDONALD TUSKEY

409 - 221 W. Esplanade

North Vancouver, BC  V7M 3J3

Attention: William MacDonald, Esq.

Facsimile: 604.973.0280

Email: wmacdonald@wlmlaw.ca

7.14.      Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.15.      Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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7.16.       Interpretations. In this Agreement, unless the context otherwise requires: (a) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (b) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (c) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (d) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (e) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (f) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (g) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. This Agreement shall be interpreted and applied in a manner which is consistent with the classification of the Merger as a reorganization under Code section 368(a).

[Remainder of page intentionally left blank. Signature Page follows.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BEARING RESOURCES LTD.

By:	/s/ Jeremy Poirier
Name:	Jeremy Poirier
Title:	Chief Executive Officer

LI ACQUISITION CORPORATION

By:	/s/ Jeremy Poirier
Name:	Jeremy Poirier
Title:	President and Chief Executive Officer

Li3 ENERGY, INC.

By:	/s/ Luis Saenz
Name:	Luis Saenz
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]